SHARE SALE AGREEMENT
                                  IN RESPECT OF
                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.


                                    BETWEEN:


                               THE SHAREHOLDERS OF
                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                                     - and -

                   CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                                     - and -

                          ABRAXAS PETROLEUM CORPORATION

                                     - and -

                       CANADIAN ABRAXAS PETROLEUM LIMITED




                  DATED AS OF THE 29TH DAY OF OCTOBER, 1996





                             BENNETT JONES VERCHERE
                             4500 Bankers Hall East
                              855 - 2nd Street S.W.
                                Calgary, Alberta
                                     T2P 4K7

TABLE OF CONTENTS

PAGE

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   Definitions                                                  1
1.2   Certain Rules of Interpretation                             13
1.3   Entire Agreement                                            14
1.4   Applicable Law and Jurisdiction                             14
1.5   Accounting Terms                                            14
1.6   Knowledge                                                   15
1.7   Liabilities                                                 15
1.8   Joint Rights                                                15
1.9   Schedules                                                   16

ARTICLE 2 PURCHASE AND SALE

2.1   Action by Vendors and Purchaser                             17
2.2   Adjustments to Purchase Price                               18
2.3   Closing and Post-Closing Adjustments                        19
2.4   Place and Time of Closing                                   20
2.5   Tender                                                      20
2.6   Section 116 Certificate                                     20
2.7   Deposit                                                     20
2.8   Limitation                                                  21
2.9   Representations and Warranties;
       Material Adverse Damage                                    21
2.10  [Intentionally Deleted]                                     22

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE
COMPANY

3.1   Incorporation and Registration                              22
3.2   Subsidiaries                                                22
3.3   Capital                                                     22
3.4   Absence of Conflicting Agreements                           23
3.5   Financial Statements                                        23
3.6   Absence of Unusual Transactions                             24
3.7   Absence of Guarantees                                       25
3.8   Restrictive Covenants                                       25
3.9   Tax Matters                                                 25
3.10  Equipment Contracts                                         27
3.11  Real Property and Real Property Leases                      27
3.12  Title to Assets                                             27
3.13  Quiet Enjoyment                                             27
3.14  Material Contracts                                          28
3.15  Litigation                                                  28
3.16  Compliance with Terms                                       28
3.17  Title Documents and Production Sales Contracts              28
3.18  Production and Accounts Receivable                          29
3.19  Employment Matters                                          29
3.20  Employees                                                   29

3.21  Insurance                                                   29
3.22  Copies of Agreements etc.                                   30
3.23  Bank Accounts, etc.                                         30
3.24  Corporate Records and Minute Books                          30
3.25  Environmental Matters                                       30
3.26  No Production Penalties                                     31
3.27  No Excess Gas Deliveries                                    32
3.28  Prepaid Gas Obligations                                     32
3.29  Royalty Payments                                            32
3.30  Gas Balancing Agreements                                    32
3.31  Production Sale Contracts                                   32
3.32  Partnerships                                                32
3.33  Capacity                                                    32
3.34  Capital Expenditures                                        33
3.35  Engineering Report                                          33
3.36  [Intentionally Omitted]                                     33
3.37  No Business in the United States                            33
3.38  Due Authorization                                           33
3.39  Enforceability of Obligations                               33
3.40  Consents, Approvals or Authorizations                       34
3.41  Finders' Fees                                               34
3.42  Formation of the Vendors;
            Title to the Purchased Shares                         34
3.43  Due Authorization                                           35
3.44  Enforceability of Obligations                               35
3.45  Consents, Approvals or Authorizations                       35
3.46  Finders' Fees                                               35

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ABRAXAS AND THE
PURCHASER

4.1   Incorporation                                               37
4.2   Due Authorization                                           37
4.3   Enforceability of Obligations                               37
4.4   Absence of Conflicting Agreements                           37
4.5   Consents, Approvals or Authorizations                       38
4.6   Finders' Fees                                               38
4.7   Independent Evaluation                                      38
4.8   Eligibility                                                 38
4.9   Securities Laws                                             38

ARTICLE 5 SURVIVAL

5.1   Nature and Survival                                         39
5.2   Reliance                                                    39

ARTICLE 6 PURCHASER'S CONDITIONS PRECEDENT

6.1   Truth and Accuracy of Representations
          of Company at the Closing Time                          40
6.2   Performance of Obligations                                  40
6.3   Receipt of Closing Documentation                            40
6.4   Consents, Authorizations and Registrations                  40
6.5   [Intentionally Omitted]                                     41

6.6   Agreements Terminated                                       41
6.7   Closing Opinion                                             41
6.8   Title Opinion Update                                        41
6.9   Financing                                                   41
6.10  Officers and Directors                                      41
6.11  Escrow Agreement                                            41
6.12  Sale of Excluded Assets                                     41
6.13  Termination Agreements and Transition Agreement             42
6.14  Material Adverse Damage                                     42
6.15  No Litigation                                               42
6.16  Bank Accounts                                               42
6.17  Debentures                                                  42

ARTICLE 7 VENDORS' CONDITIONS PRECEDENT

7.1   Truth and Accuracy of Representations
          of Purchaser at Closing Time                            43
7.2   Performance of Obligations                                  43
7.3   Receipt of Closing Documentation                            43
7.4   Consents, Authorizations and Registrations                  43
7.5   Closing Opinion                                             44
7.6   Release of Directors and Officers                           44
7.7   Escrow Agreement                                            44
7.8   Representations and Warranties                              44
7.9   No Litigation                                               44
7.10  Termination Agreements and Transition Agreement             44
7.11  Material Adverse Damage                                     44

ARTICLE 8 INTERIM PERIOD

8.1   Conduct of Business Prior to Closing                        45
8.2   Access for Investigation                                    48
8.3   Actions to Satisfy Closing Conditions                       49
8.4   Waiver of Conditions in Nevis Agreement                     49
8.5   Delivery of Debentures to the Representative                49

ARTICLE 9 POST-CLOSING MATTERS

9.1   Claims                                                      49
9.2   Escrow Account                                              51
9.3   Joint Venture Audits                                        52
9.4   Stub Period Returns                                         53
9.5   Change of Name                                              53
9.6   Tax and Royalty Matters                                     53
9.7   Repayment of Debentures                                     55

ARTICLE 10 CONFIDENTIALITY

10.1  Confidential Information                                    55
10.2  Obligation                                                  56
10.3  Disclosure                                                  56
10.4  Remedies                                                    56

ARTICLE 11 GENERAL

11.1  Covenant of the Vendors                                     56
11.2  Public Notices                                              57
11.3  Expenses                                                    57
11.4  Notices                                                     57
11.5  Parties in Interest                                         60
11.6  Time                                                        60
11.7  Assignment, Successors and Assigns                          60
11.8  Further Assurances                                          60
11.9  Counterparts                                                60

ARTICLE 12 TERMINATION

12.1  Termination                                                 60
12.2  Effect of Termination                                       61

ARTICLE 13 ARBITRATION

13.1  Arbitration                                                 61
SHARE SALE AGREEMENT


THIS AGREEMENT is made as of the 29th day of October, 1996

BETWEEN:

THE SHAREHOLDERS OF CGGS CANADIAN GAS GATHERING SYSTEMS INC.
(hereinafter called the "Vendors")

- and -

CGGS CANADIAN GAS GATHERING SYSTEMS INC., a corporation incorporated under the laws of Canada (hereinafter called the "Company")

- and -

ABRAXAS PETROLEUM CORPORATION, a corporation incorporated under the laws of the State of Nevada (hereinafter called "Abraxas") and CANADIAN ABRAXAS PETROLEUM LIMITED, a corporation incorporated under the laws of Canada (hereinafter called the "Purchaser")


RECITALS:

A. The Vendors beneficially own and control all of the Purchased Shares and the Option.

B. The Vendors desire to sell, and the Purchaser desires to purchase, all of the Purchased Shares and the Parties desire to terminate the Option, all upon and subject to the terms and conditions set forth in this Agreement.

      NOW THEREFORE, in consideration of premises and covenants herein set forth, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:


ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1   Definitions

Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

"Abraxas" means Abraxas Petroleum Corporation, a corporation incorporated under the laws of the State of Nevada;

"Accounting Firm" shall have the meaning ascribed thereto in
Section 2.3(c);

      "Act" means the Income Tax Act (Canada) as amended;

"Adjustments" has the meaning ascribed thereto in Section 2.3(a);

"AEUB  Approval"  means an order of the Alberta Energy and Utilities  Board that section 99 of the Public Utilities Board Act (Alberta) does not apply to the transactions contemplated herein;

"Affiliate"  has the meaning given in the Business Corporations
Act (Alberta), as amended from time to time;

"Agreement" means this Share Sale Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement, and references to "Article" or "Section" are to the specified Article or Section of this Agreement;

"Alberta Crown Royalties" has the meaning ascribed thereto in
Section 5.1(b);

"Assets" means all of the assets of the Company including the Petroleum and Natural Gas Rights, the Miscellaneous Interests and the Tangibles and all other assets described, referred to, or included expressly or by implication in the July 31 Balance
Sheet, other than the Excluded Assets;

"Assessment" has the meaning ascribed thereto in Section 9.6(a);

      "Audit Notice" has the meaning ascribed thereto in Section
9.3(a);

"Audited Balance Sheet" has the meaning ascribed thereto in
Section 2.3(b);

      "Auditors" has the meaning ascribed thereto in Section

2.3(b);

"BDP" means Burnet, Duckworth & Palmer, Barristers and
Solicitors, Calgary, Alberta, solicitors for the Purchaser;

"BJV" means Bennett Jones Verchere, Barristers and Solicitors,
Calgary, Alberta, the solicitors for the Vendors and the Company;

"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, on which the principal commercial banks located in Calgary, Alberta are open for business during normal banking hours;

"Claim Notice" has the meaning ascribed thereto in Section
9.1(a);

"Claims" means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees and all costs incurred in investigating, defending or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

"Class A Shares" means Class A shares (without nominal or par value) in the capital of the Company;

"Class B Shares" means Class B shares (without nominal or par value) in the capital of the Company;

"Closing" means the completion of the sale and purchase of the Purchased Shares under and as contemplated in this Agreement;

"Closing Date" means the date on which Closing is to occur (as provided in Section 2.4) which shall be the Business Day on which all of the conditions precedent set forth in Articles 6 and 7 have been satisfied or waived in writing, provided however that in no event will Closing occur earlier than the second Business Day after the Business Day on which the Section 116 Certificates are received, or such other date as the Parties may agree as the date upon which the Closing shall take place;

"Closing Purchase Price" has the meaning ascribed thereto in
Section 2.1;

"Closing Statement" has the meaning ascribed thereto in Section
2.3(a);

"Closing Time" means 10:00 o'clock a.m., local time at the Place of Closing, on the Closing Date or at such other time as the Parties may agree;

"Company" means CGGS Canadian Gas Gathering Systems Inc., a corporation incorporated under the laws of Canada;

      "Contractual Claim" has the meaning ascribed thereto in

Section 9.1(a);

"Corporate Tax Act" has the meaning ascribed thereto in Section
3.9(h);

"Curtis Mallet" means Curtis, Mallet-Provost, Colt & Mosle,
Attorneys and Counsellors at Law, New York, New York, attorneys for the Vendors;

"Damages" has the meaning ascribed thereto in Section 9.1(a);

"Debenture Prepayment Agreement" means an agreement between the Company and the holders of the Old Debentures in the form of
Schedule 6.17;

"Debentures" means all of the debentures to be issued on the Business Day immediately prior to Closing in payment for the Old Debentures, for an aggregate principal amount in Canadian dollars equal to the Canadian dollar equivalent of the aggregate principal amount of the Old Debentures set forth in Schedule 1.1(c) plus interest accrued but unpaid thereon, which Canadian dollar equivalent shall be calculated based upon the noon rate of exchange for Canadian interbank transactions established by the Bank of Canada for the Business Day immediately prior to the Closing Date (or if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Company's bank at approximately noon (Toronto time) on that date in accordance with its normal practice), and which debentures shall otherwise be in substantially the form attached as Exhibit "A" to the Debenture Prepayment Agreement;

"Deposit" has the meaning ascribed thereto in Section 2.7(a);

"Encumbrance" means a Royalty, pledge, lien, restriction, charge, security agreement, lease, title retention agreement, mortgage, encumbrance, charge, option, imperfection of title or other adverse claim, of any kind or character whatsoever;

"Engineering Report" means the "Evaluation of the P. & N.G.
Reserves of CGGS Canadian Gas Gathering Systems Inc. (as of
September 1, 1996)" prepared by Sproule Associates Limited;

"Environment" means the components of the earth and includes:

(a)   air, land, water, groundwater, soil and subsurface soil;

(b)   all layers of the atmosphere;

(c)   all organic and inorganic matter and living organisms;

(d)   the environment in the workplace; and

(e) the interacting natural systems that include components referred to in subparagraphsa(a), (b), (c) and (d) above.

"Environmental Approvals" means applicable permits, licences and approvals required by Governmental Authorities pursuant to the Environmental Laws with respect to the use of a property or operation of a business;

"Environmental Laws" means all applicable Canadian, Alberta and local laws, by-laws, rules, regulations, orders, information letters, interim directives, general bulletins and guidelines (collectively, in this definition, "laws") relating to the protection of the environment and employee and public health and safety, including those laws relating to the discovery, development, production, gathering, use, storage, transmission, transportation, treatment and disposal of Substances, employee and product safety, the emission, discharge, release or threatened release of Substances into the air, water or land and clean-up, remediation and contaminated sites;

"Equipment  Contracts"  means  the  motor  vehicle  leases,   equipment  leases,
conditional sales contracts, title retention agreements and other similar agreements relating to equipment between the Company and third Persons;

"Escrow Account" means the account established with the Escrow
Agent in which the Escrow Amount is deposited;

      "Escrow Agent" has the meaning ascribed thereto in Section
2.1(f)(i);

"Escrow Agreement" means the Escrow Agreement between Abraxas, the Purchaser, the Vendors, Feshbach and the Escrow Agent in substantially the form of Schedule 7.7;

      "Escrow Amount" has the meaning ascribed thereto in Section
2.1(f)(i);

"Established Contractual Claim" has the meaning ascribed thereto in Section 9.2(a);

"Excluded Assets" means the "Assets" as defined in the Nevis
Agreement which are to be purchased by Morrison pursuant to the Nevis Agreement;

"Excluded Liabilities" means the "Assumed Liabilities" as defined in the Nevis Agreement which are to be assumed by Morrison pursuant to the Nevis Agreement;

"Facilities Interests" means the undivided participating interests of the Company in and to each of the Major Facilities as set forth in Schedule 1.1(a);

"Feshbach" means Bernard Feshbach, an individual residing in Palo
Alto, California;

"Feshbach  Consulting  Agreement" means the Consulting  Agreement made as of the

9th day of March, 1990 between the Company and Feshbach and any amendments thereto;

"Financial Statements" means the balance sheet, income statement and statement of changes in financial position of the Company for and in respect of its fiscal year ending on October 31, 1995 which form part of Schedule 3.5;

"GE Consulting Agreement" means the Consulting Agreement made as of the 9th day of March, 1990 between the Company and Gas Systems III Corporation and any amendments thereto;

"GEPT" means Gas Systems I Corporation, a corporation;

"GEPT II" means Gas Systems II Corporation, a corporation;

"Governmental Authority" means each federal, provincial and municipal agency, board, tribunal, ministry and department having jurisdiction over the Company, the Assets or any of them;

"Interim Period" means the period from the date of this Agreement until the Closing Date;

"Investors' Agreements" means collectively:

            (a) the Unit Subscription Agreement and all amendments thereto;

(b) the Shareholders Agreement dated March 9, 1990 between all of the parties to the Unit Subscription Agreement and all amendments thereto;

(c) three Class B Stock Subscription Agreements each dated March 9, 1990 between the Company and GEPT, Morrison and Feshbach, respectively and all amendments thereto;

"Jefferies" means Jefferies & Company Inc., a company organized and existing under the laws of the State of Delaware;

      "Jefferies Indemnification Letter" has the meaning ascribed thereto in Section 3.7;

"Joint Venture Audit" has the meaning ascribed thereto in Section
9.3(a);

"July 31 Balance Sheet" means the unaudited balance sheet for the Company as at the close of business on July 31, 1996 restated to exclude the Excluded Assets (determined without regard to whether any of the Company's accounts receivable were or were not collected after July 31, 1996) and the Excluded Liabilities (determined without regard to whether any of the Company's liabilities were or were not settled or paid after July 31, 1996), which forms part of Schedule 3.5;

"Lands" means collectively all of the lands owned by the Company other than lands included in the Excluded Assets, and includes the lands referred to in the Property Schedule and the Petroleum Substances within, upon or under such lands, together with the right to explore for and produce such Petroleum Substances;

"Leases" means collectively all of the leases (including gas storage leases), options for leases, subleases, licences (including exploratory licences of occupation) and documents of title (or any replacements, renewals or extensions thereof or leases derived therefrom) covering the Lands and owned by the Company, including those described in the Property Schedule, by virtue of which the holder thereof is granted certain rights with respect to Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized but excluding any included in the Excluded Assets;

"Major Facilities" means the gathering, compression and transportation facilities described in Schedule 1.1(a);

"Management Agreements" means collectively:

(a) the Administration Agreement dated March 9, 1990 between the Company and Morrison and the Management Agreement dated March 9, 1990 between the Company and Morrison and all amendments to either of such agreements (herein collectively the "Morrison Agreements"); and

(b)   the GE Consulting Agreement; and

(c)   the Feshbach Consulting Agreement.

"Material" means, when used with reference to any contract, transaction, agreement, change, commitment or effect, that the economic or monetary value thereof to the Company is $500,000 or more;

"Material Adverse Effect" means any adverse change in the financial condition, results of operations, assets, liabilities, or business of the Company that is or may reasonably be expected to be Material to the Company;

"Material Contract" means the Management Agreements, the Investors' Agreements and any other contract or commitment whether oral or written, involving payment, whether absolute, contingent or otherwise, to or by the Company in excess of $500,000 over the term of the contract or commitment or any commitment;

"Miscellaneous Interests" means the entire right, title and interest of the Company in and to all property, assets and rights (other than the Petroleum and Natural Gas Rights or the Tangibles) pertaining to the Petroleum and Natural Gas

Rights or the Tangibles or any rights relating thereto and to which the Company is entitled, including such interests in:

(a) all contracts, agreements, books, records, title opinions and reports, lease and land files, compilations, surveys, regulatory filings and other documents (including agreements for the construction, ownership and operation of the Major Facilities) relating directly to the Petroleum and Natural Gas Rights and the Tangibles and any rights in relation thereto;

(b) all subsisting rights to enter upon, use and occupy the surface of the Lands, any lands with which the Lands have been pooled or unitized, any lands upon which the Tangibles are located or any lands which are used to gain access to any of the foregoing;

(c) all subsisting rights to carry out any operations relating to the Lands or any lands with which the Lands have been pooled or unitized or lands upon which the Tangibles are located including all well licences, rights of way, crossing agreements and easements;

(d)   all Wells, including the well bores of the Wells;

(e)   all subsisting disposal and injection leases;

(f) all geological, engineering, geophysical, seismic and other reports and data;

(g) all Petroleum Substances produced from the Lands (or any lands with which the Lands have been pooled or unitized) which are placed into tanks or storage after August 1, 1996;

(h) all intangible assets of any kind associated with any of the foregoing;

but excluding any such interests relating to the Excluded Assets;

"Morrison" means Morrison Petroleums Ltd., a corporation continued under the laws of Alberta;

"Nevis Agreement" means the agreement attached as Schedule 6.12;

"Nevis Proceeds" means the net cash proceeds received by the Company from the sale of the Excluded Assets:

(a) plus the aggregate amount of cash receipts by the Company (other than the said net cash proceeds from the sale of the Excluded Assets) during the period from August 1, 1996 until the closing of the transactions contemplated by the Nevis Agreement insofar as the said receipts relate to the "Business" as defined in the Nevis Agreement, and minus the aggregate amount of cash payments by the Company during the period from August 1, 1996 until the closing of the transactions contemplated by the Nevis Agreement insofar as the said payments relate to the "Business" as defined in the Nevis Agreement;

(b)   minus the aggregate of:

            (i) all legal, accounting, finders' and other fees and expenses incurred or paid by the Company in connection with the sale of the Excluded Assets and the within sale of the Purchased Shares; and

            (ii) the amount by which the aggregate fees payable under the Management Agreements in respect of the period commencing on August 1, 1996 and ending on the day immediately before the Closing exceed $200,000 for each complete calendar month (or a pro rata amount for a partial month);

"Notice" has the meaning ascribed thereto in Section 11.4;

      "Notifying Party" has the meaning ascribed thereto in
Section 9.1(a);

"Offering Memorandum" means the Offering Memorandum of Abraxas and the Purchaser related to the issuance and sale of approximately U.S. $200 Million of senior notes;

"Old Debentures" means all of the debentures which are as of the date of this Agreement uncancelled and which were issued pursuant to the Unit Subscription Agreement or the Option Agreement, in the principal amounts set forth in
Schedule 1.1(c);

"Option" means the rights of GEPT II, Morrison and Feshbach  pursuant to Section
1.1 of the Option Agreement and "Option Agreement" means that certain Option Agreement dated March 9, 1990 between all of the parties to the Unit Subscription Agreement (other than the Company) and GEPT II and all amendments thereto;

"Parties" means the Company, the Vendors, Abraxas and the Purchaser collectively;

"Party" means either the Company, the Vendors collectively or Abraxas and the Purchaser collectively;

"Permitted Encumbrances" means:

(a) easements, rights of way, servitudes, restrictions or other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables;

(b) the rights reserved to or vested in any grantor, government or other public authority by the terms of any Lease or by any statutory provision, including any rights to terminate any Lease or to require annual or other periodic payments as a condition of the continuance thereof;

(c) liens imposed by statute securing the payment of Taxes other than in respect of Taxes which are now due or hereafter become due in respect of a period ending at or prior to the Closing Date;

(d) the Regulations and any rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, including legally binding requirements imposed by statutes or Governmental Authorities concerning rates of production from operations on any of the Lands or otherwise affecting recoverability of Petroleum Substances from the Lands;

(e) the rights of third parties to purchase Petroleum Substances produced from the Lands or any lands with which the Lands have been pooled or unitized, pursuant to production sales contracts or other contracts for the sale of Petroleum Substances which are described in Schedule 3.31 or which are terminable on not more than 60 days' notice;

(f) rights reserved to or vested in any Governmental Authority to levy taxes on minerals or the income therefrom or to limit, control or regulate any of the Assets in any manner and all applicable laws, rules and orders of any Governmental Authority;

(g) undetermined or inchoate liens (including, processors', operators', mechanics', builders', materialmens' and similar liens) incurred or created as security in favour of the Person conducting the operation of any of the Assets arising in the ordinary course of business for the Company's proportionate share of the costs and expenses of such operations except in respect of costs now due or delinquent or which become due or delinquent and relate to a period ending at or prior to the Closing Date;

(h) penalties which have arisen under operating procedures and similar agreements as a consequence of elections by the Company prior to the Closing Date not to participate in operations on the Lands to which the penalty applies, and which are described in the Property Schedule;

(i) liens and security interests granted in the ordinary course of business to a public utility, municipality or Governmental Authority in connection with operations pertaining to the Assets;

(j) all Encumbrances (including lessor's royalties) described in the Property Schedule;

(k) all Encumbrances, exceptions, deficiencies and qualifications set forth in the Title Opinions; and

(l) other Encumbrances which are not, in the aggregate, Material;

"Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, natural person in his capacity as director, trustee, executor, administrator or other legal representative, including any shareholder of the Company or any affiliate or employee of an officer or manager of the Company;

"Petroleum and Natural Gas Rights" means all of the Company's working interests, royalty interests, production payments, profit and net profit interests, reversionary interest and other in rem and contractual interests of the Company, whether absolute or contingent, legal or beneficial, in the Leases and Lands, including those described in the Property Schedule but excluding the Excluded Assets;

"Petroleum Substances" means petroleum, natural gas and all related hydrocarbons (including, without limitation, all liquid hydrocarbons) and all other substances, whether liquids, gaseous or solids and whether hydrocarbons or not (except coal but including sulphur) produced in association with such petroleum, natural gas or related hydrocarbons;

"Place of Closing" means the offices of Cahill Gordon & Reindel at 80 Pine Street, New York, New York, or such other place as may be mutually agreed to by the Parties;

"Preferential Right" means an option or preferential right of purchase, right of first refusal or similar pre-emptive rights to purchase the Assets or any of them;

"Prime Rate" means the rate of interest established from time to time by the Canadian Imperial Bank of Commerce at its main branch in Calgary, Alberta, as its prime or reference lending rate for Canadian dollar commercial loans in Canada;

"Property Schedule" means the schedule attached as Schedule
1.1(b);

"Purchase Price" means the cash consideration which will be paid by the Purchaser to the Vendors, which shall be equal to the Unadjusted Purchase Price net of the Adjustments as finally settled as contemplated in Section 2.3 and minus the adjustments if any made as contemplated in Section 2.9;

"Purchased Shares" means 2,813,738 Class A Shares and
937,910.6663 Class B Shares;

"Purchaser" means Canadian Abraxas Petroleum Limited, a corporation incorporated under the laws of Canada;

"Real Property" means the real property listed in Schedule
1.1(b);

"Real Property Leases" means the real property leases listed in
Schedule 1.1(b);

      "Receiving Party" has the meaning ascribed thereto in
Section 9.1(a);

"Refund" has the meaning ascribed thereto in Section 9.6(e);

"Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by Governmental Authorities having jurisdiction over the Company or the Assets;

"Representative" has the meaning ascribed thereto in Section 1.8;

"Royalties" means all royalties, burdens, profits interests, production payments and similar interests payable to the Crown, lessors and other Persons in respect of or relating to the production or sale of Petroleum Substances;

"Schedule" has the meaning ascribed thereto in Section 1.9;

"Section 116 Certificate" means a certificate as contemplated in
Section 116 of the Act;

"Securities" means collectively the Purchased Shares, the Option, the Old Debentures and the Debentures;

"Substance" means petroleum, natural gas, or other hydrocarbons, any contaminant, pollutant, waste, hazardous waste, toxic substance, dangerous good or hazardous substance that is likely to cause harm or degradation to the environment or risk to human health or safety;

      "Substantial" and "Substantially", when used in Sectionsa6.1 and 7.1 with reference to the truth and correctness of a Party's representations and warranties, mean that the aggregate adverse effect of the untruth or incorrectness of all of the Party's representations and warranties does not exceed $3 Million, measured by reference to the cost of making such representations and warranties true and correct;

"Tangibles" means:

(a) the interests of the Company in and to all tangible depreciable property and assets which are situate in, on or about the Lands or lands with which the Lands have been pooled or unitized or used or intended for use in connection with production of Petroleum Substances from the Lands or lands with which the Lands have been pooled or unitized or for the gathering, processing, transmission, or treatment of such Petroleum Substances including production tubing, wellheads, pipelines, flowlines, gathering systems, batteries, plants, and other equipment, but excluding the Major Facilities and the Excluded Assets; and

(b)   the Facilities Interests;

"Tax Returns" means all returns, reports, declarations, elections, filings, information returns and statements required to be filed in respect of Taxes;

"Taxes" includes all income, capital, goods and services, excise, property and other taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed or exigible by or payable to any taxing or other governmental authority or agency within or outside of Canada, together with all interest, penalties or additional amounts imposed in respect thereof;

"Termination Agreements" means collectively:

      (a) an agreement between the Company and Morrison to terminate the Morrison Agreements, in the form of Schedule
6.13(a);

      (b) an agreement between the Company and Feshbach to terminate the Feshbach Consulting Agreement, in the form of
Schedule 6.13(b);

      (c) an agreement between the Company and Gas Systems III Corporation to terminate the GE Consulting Agreement, in the form of Schedule 6.13(c); and

      (d) an agreement between the Company and the Vendors to terminate the Investors' Agreements and the Option Agreement, in the form of Schedule 6.13(d);

"Title Opinions" means collectively:

      (i) the title opinion of BJV dated September 10, 1996 and entitled "Title Opinion" in respect of certain Petroleum and Natural Gas Rights owned by CGGS Canadian Gas Gathering Systems Inc. (herein the "BJV Title Opinion");

      (ii) the title opinions of Code Hunter, Barristers and Solicitors, dated July 25, December 16 and December 18, 1991 addressed to the Company, with respect to certain of the Petroleum and Natural Gas Rights; and

(iii) the title opinion of Howard Mackie, Barristers and Solicitors, dated July 25, 1991 addressed to the Company and Novalta Resources Inc., with respect to Petroleum and Natural Gas Rights in the Sundre area;

"Transition Agreement" means the Transitional Services Agreement to be entered between Morrison and the Purchaser in the form of Schedule 6.13(e);

"Unadjusted Purchase Price" has the meaning ascribed thereto in
Section 2.1;

"Unit Subscription Agreement" means that certain Unit Subscription Agreement dated March 9, 1990 between the Company and the Vendors (other than GEPT II) and all amendments thereto;

"Vendors" means collectively the persons listed in Schedule
1.1(c);

"Wells" means all abandoned, producing, shut-in, suspended, injection, water source and disposal wells located on the Lands or any lands with which the Lands have been pooled or unitized, including the wells described in the Property Schedule; and

"Working Capital" means the aggregate of:

(a)   the difference between:

      (i) the amount of the Company's current assets as set forth on the July 31 Balance Sheet;

and

      (ii)  the aggregate of:

                  (A)   the amount of the Company's current
liabilities as set forth in the July 31 Balance Sheet;  and

                  (B)   the sum of $200,000; and

(b) the interest income of the Company actually earned on an accrual basis during the period from and including August 1, 1996 until but excluding the Closing Date.

1.2   Certain Rules of Interpretation

(a) Unless otherwise specified, all references to money amounts are to Canadian currency.

(b) The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement.

(c) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement or a Schedule to such Person or Persons or circumstances as the context otherwise permits.

(d) Whenever a provision of this Agreement or a Schedule requires an approval or consent by a party and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval.

(e) Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(f) Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

(g) The words "including" and "includes" shall be deemed to mean "including without limitation" and "includes without limitation" respectively.

1.3   Entire Agreement

This Agreement, including the Schedules to this Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties other than, subject to
Section 10.1, the Confidentiality Agreement dated May 28, 1996 between the Purchaser and the Company (the "Confidentiality Agreement"). The Confidentiality Agreement shall terminate if and when Closing occurs. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any agreement or document delivered pursuant to this Agreement. No supplement, modification, waiver, amendment or termination of this Agreement shall be binding unless executed in writing by the Parties.

1.4   Applicable Law and Jurisdiction

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable in the Province of Alberta (without giving effect to its conflicts of law rules) and shall be treated, in all respects, as an Alberta contract. Subject to Article 13, each of the Parties irrevocably attorns and submits to the non-exclusive jurisdiction of any Alberta court sitting in Calgary in any action or proceeding arising out of or related to this Agreement and irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Alberta court. Each of the Parties irrevocably waives any "inconvenient forum" or similar defence to the maintenance of such action or proceeding.

1.5   Accounting Terms

All accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

1.6   Knowledge

Where a representation or warranty is made in this Agreement on the basis of the knowledge or awareness of the Company, such knowledge or awareness consists of the knowledge that each and every current officer, manager and supervisor of the Company (or of Morrison to the extent he or she has knowledge of the affairs of the Company) has or ought to have after diligent inquiry (which shall not include a physical inspection of the Assets specifically for the purpose of the transaction), but does not include the knowledge of any other Person or Persons.

1.7   Liabilities

(a) The obligations and liabilities of each Vendor hereunder shall be separate, and not joint, several or joint and several. Except where an obligation or liability hereunder is the obligation or liability of a particular Vendor because it arises out of, results from or is in any manner connected with (i) a breach or incorrectness of a particular Vendor's representations and warranties set forth in Sections 3.42 to 3.46 inclusive, (ii) the breach by a particular Vendor of any of its covenants or agreements hereunder or (iii) a claim based on the fraud of a particular Vendor, each Vendor shall be separately liable for a percentage of the obligation or liability equal to the particular Vendor's share of the Purchase Price set forth in Schedule 1.1(c).

(b) The obligations and liabilities of Abraxas and the Purchaser hereunder are joint and several. Any of the Vendors, the Representative and the Company may bring separate actions against either Abraxas or the Purchaser without first having proceeded against the other, in respect of any such obligations or liabilities, and shall not be required to exhaust their recourse against either Abraxas or the Purchaser before being entitled to performance from the other.

1.8   Joint Rights

(a) The Vendors hereby, and pursuant to that certain Representation Agreement dated as of the Closing Date between the Vendors and Feshbach, appoint Feshbach as their representative (herein the "Representative") who shall have full power and authority to make all decisions relating to adjustments provided in Article 2, to exercise elections and options and take all actions necessary or permitted to be taken pursuant to Article 9, to undertake the defence or settlement of any claims for which the Vendors may be required to indemnify the Purchaser, to receive the payments and prepayments contemplated to be made to the Vendors pursuant to the provisions of this Agreement, including Sections 2.1, 2.3, 2.7 and 9.7, to waive any or all of the conditions precedent set forth in Article 7 on behalf of the Vendors other than Morrison and to take all such other actions provided herein or in the Escrow Agreement to be taken by the Representative (and any other actions reasonably related or ancillary thereto), including the power to execute and deliver the Escrow Agreement and such other documents as may be necessary for the foregoing purposes, provided however that the Representative shall not in any event have any authority to waive, on behalf of Morrison, any or all of the conditions precedent set forth in Article 7. The Vendors hereby authorize the Representative to deliver the Debentures to the Company marked paid-in-full upon payment of the principal and all interest accrued but unpaid thereon as contemplated in Section 9.7.

      (b) All actions to be taken by the Vendors herein except as may be limited by Section 1.8(a) may be taken by the Representative. The Vendors also irrevocably authorize the Representative to be the recipient of any Notice required to be given or made by the Purchaser to any of the Vendors hereunder, and any Notice received by the Representative shall be deemed for all purposes to be received by all of the Vendors.

      (c) If the Representative resigns from such position, the Vendors shall promptly select another person from among the Vendors (or their heirs, executors, administrators, personal representatives, successors or assigns) to fill such vacancy. All decisions and actions by the Representative, including any agreement between the Representative and the Purchaser relating to any negotiated adjustment of the Purchase Price, any defence or settlement of any claims for which a Vendor or the Vendors may be required to indemnify the Purchaser, any decision, action or agreement to be made or taken under the Escrow Agreement, the Escrow Agreement or any other action provided herein to be taken by Representative, shall be binding upon all of the Vendors, and no Vendor shall have the right as between such Vendor and Purchaser to object, dissent, protest or otherwise contest the same.

(d) The provisions of this Section 1.8 are independent and severable, are irrevocable and are coupled with an interest running in favour of the Purchaser and shall be enforceable notwithstanding any rights or remedies that any Vendor may have in connection with the transactions contemplated by this Agreement. Damages as the remedy for any breach of the provisions of this Section 1.8 would be inadequate, with the result that the Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the

Purchaser brings an action to enforce the provisions of this Section 1.8.

      (e) The provisions of this Section 1.8 shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of each Vendor. All fees and expenses of or incurred by the Representative shall be paid by the Vendors from sources other than the Escrow Amount.

1.9   Schedules

The following schedules to this Agreement (herein collectively the "Schedules"), as listed below, are incorporated in this Agreement:


      Schedule          Description

      Schedule 1.1(a)         Major Facilities
      Schedule 1.1(b)         Property Schedule and List of Wells
      Schedule 1.1(c)         Vendors and Securities
      Schedule 3.5            Financial Statements
      Schedule 3.6            Financial Commitments and AFEs
      Schedule 3.9            Non-Restricted Resource Properties
      Schedule 3.10     Equipment Contracts
      Schedule 3.14           Material Contracts
      Schedule 3.15           Litigation
      Schedule 3.20           Employees
      Schedule 3.21           Insurance
      Schedule 3.23           Bank Accounts
      Schedule 3.25           Environmental Matters
      Schedule 3.31           Production Sale, Processing,
Transportation and Other Contracts
      Schedule 6.7(a)         BJV Opinion
      Schedule 6.7(b)         Vendors' Counsel's Opinion
      Schedule 6.8            Title Opinion Update
      Schedule 6.10           Release
      Schedule 6.12           Nevis Sale Agreement
      Schedule 6.13           Termination Agreements and Transition
Agreement
      Schedule 6.17           Debenture Prepayment Agreement
      Schedule 7.5(a)         BDP Opinion
      Schedule 7.5(b)         Cox & Smith Opinion
      Schedule 7.6            Release
      Schedule 7.7            Escrow Agreement


ARTICLE 2
PURCHASE AND SALE

2.1   Action by Vendors and Purchaser

In accordance with this Agreement, the Vendors shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Vendors, the Purchased Shares, and the Vendors shall cause the Option to be terminated, for an aggregate purchase price of $115 Million (the "Unadjusted Purchase Price"), subject to:

(a) increases in respect of Working Capital, the Nevis Proceeds and interest as provided in Section 2.2;

(b) decreases in respect of the principal amount of the Debentures plus interest accrued but unpaid thereon as at the Closing Date as provided in Section 2.2;

(c)   decreases, if any,  as provided in Section 2.9; and

(d) a decrease equal to $4,047,088, being the aggregate amount of interest, expressed in Canadian dollars, paid by the Company, on the Old Debentures on or about October 1, 1996 in respect of the period commencing on August 1, 1996 and ending on September 30, 1996;

(as so adjusted for Closing, the "Closing Purchase Price"). Each Vendor shall be entitled to the percentage of the Purchase Price set forth opposite its name in
Schedule 1.1(c). At the Closing Time, upon and subject to the terms and conditions of this Agreement:

(e) the Vendors shall transfer and deliver to the Purchaser the share certificates representing all of the Purchased Shares duly endorsed in blank for transfer, or accompanied by an irrevocable security transfer power of attorney duly executed in blank, in either case by the holder of record thereof, and the parties to the Option Agreement shall execute and deliver an agreement terminating the Option, and shall take such steps as shall be necessary to cause the Company to enter the Purchaser or its nominee(s) upon the books of the Company as the holder of the Purchased Shares and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Purchased Shares; and

(f) the Purchaser shall pay the Closing Purchase Price as follows:

      (i) $5.75 Million (herein the "Escrow Amount") shall be paid to Montreal Trust Company of Canada, as the escrow agent (herein the "Escrow Agent"), to be held and distributed pursuant to the Escrow Agreement; and

      (ii) the remainder of the Closing Purchase Price shall be paid to the order of the Representative by wire transfer in immediately available funds (to an account at a financial institution to be designated by the Representative not later than 2 Business Days prior to Closing) and forthwith thereafter paid by the Representative to the order of each Vendor in the respective amounts set forth in Schedule 1.1(c) by wire transfer in immediately available funds to the account designated by each Vendor at least 2 Business Days prior to Closing.

2.2   Adjustments to Purchase Price

(a) The Unadjusted Purchase Price shall be increased by an amount equal to the aggregate of:

      (i)   the Working Capital; and

      (ii)  the Nevis Proceeds.

(b) The Unadjusted Purchase Price shall be increased by an amount equal to interest on the Unadjusted Purchase Price at the Prime Rate from and including

August 1, 1996 to but excluding the Closing Date, calculated monthly and not compounded.

(c) The Unadjusted Purchase Price shall be reduced by an amount equal to the principal amount of the Debentures plus interest accrued but unpaid thereon as at the Closing Date.

(d) The unadjusted Purchase Price shall be decreased as set forth in Section 2.1(d).

2.3   Closing and Post-Closing Adjustments

(a) The Company shall initially prepare and, not later than 5 Business Days prior to the Closing Date, deliver a draft statement of Closing adjustments (herein the "Closing Statement") as contemplated in Sections 2.1(a) and (b), to the Purchaser for review. The Representative and the Purchaser shall cooperate in settling and agreeing to the amounts to be set forth on the Closing Statement to be used pursuant to the provisions of this Section 2.3. The Closing Statement shall be utilized for the purpose of settling for Closing the adjustments to be made pursuant to Sectiona2.2 (herein the "Adjustments") and shall also set forth the adjustments, if any, to be made pursuant to Section 2.9.

(b) Forthwith after Closing, in order to settle the Adjustments finally and thereby to settle the Purchase Price, the Purchaser and the Representative shall cause the Adjustments, including the July 31 Balance Sheet insofar as it relates to the Adjustments, to be audited jointly by their respective auditors (herein the "Auditors"), in accordance with generally accepted Canadian auditing standards. The Representative and the Purchaser shall cooperate fully with such audit so as to cause the Auditors to complete such audit within 90 days after the Closing Date. The Representative and the Purchaser shall have the opportunity, at their own expense, to review the work papers of the Company and the Auditors relating to such audit. If the Purchaser and the Representative agree with all changes resulting from the said audit, the July 31 Balance Sheet insofar as it relates to the Adjustments as so audited and changed (herein the "Audited Balance Sheet") shall for the purposes of this Article 2 be deemed to be the July 31 Balance Sheet as revised by virtue of such audit and the Adjustments shall be recalculated to take all revisions resulting from the Audit into account. If either or both of the Purchaser and the Representative do not agree with any of the said changes resulting from the said audit, or their respective Auditors do not agree as to any matter, either the Purchaser or the Representative may, within 15 Business Days after receipt by it or them of the Audited Balance Sheet and the statement of the recalculated Adjustments or notice from one of the Auditors of any such disagreement, give written notice (an "Audit Notice") of any such disagreement, with reasons, to the other Party. If neither the Purchaser nor the Vendor notifies the other of any disagreement within 15 Business Days after its receipt of the Audited Balance Sheet and the recalculated Adjustments they shall be deemed to have accepted the Audited Balance Sheet and the recalculated Adjustments as so changed. The Purchaser and the Representative shall have reasonable access to the other's records and the records of the Company in order to resolve any disagreements.

(c) If a disagreement is made the subject of an Audit Notice and the Purchaser and the Representative fail to resolve such dispute within 10 Business Days after the date on which the Purchaser or the Representative gave an Audit Notice with respect to the proposed change, then the Calgary office of Price
Waterhouse, Chartered Accountants (herein the "Accounting Firm"), shall be engaged forthwith to resolve any remaining disputes. The Accounting Firm shall be required to render its decision within 25 Business Days after the dispute is referred to it. The decision of the Accounting Firm shall be final and binding. The fees and expenses of the Accounting Firm shall be shared equally by the Vendor and the Purchaser.

(d) Payment of any amount arising by virtue of changes in the July 31 Balance Sheet or the Adjustments pursuant to this Section 2.3 shall be subject to Sectiona116 of the Act, shall be made within 10 Business Days after the disputed portion has been agreed upon by the Parties or determined by the Accounting Firm pursuant to this Section 2.3, and shall include in addition an amount equal to interest at the Prime Rate calculated from the Closing Date to the date of payment.

2.4   Place and Time of Closing

The Closing shall take place at the Place of Closing on the Closing Date.

2.5   Tender

Any tender of documents or money pursuant to this Agreement may be made upon the Parties or their respective counsel and, subject to Section 2.1(e), money shall be tendered by official bank draft drawn upon a Schedule 1 Canadian chartered bank.

2.6   Section 116 Certificate

The Vendors shall, prior to Closing, make reasonable efforts to obtain Section 116 Certificates in respect of the Purchase Price.

2.7   Deposit

(a) The Parties acknowledge that the Purchaser has paid a deposit of $2 million (herein the "Deposit"), which shall be held in an interest-bearing account by the Representative and disposed of in accordance with this Section 2.7. The Deposit shall be invested in an instrument selected by the Representative, of which it gives timely written notice to the Purchaser and which shall be available for investment or purchase at the branch of a Schedule 1 Canadian chartered bank in Calgary.

(b) If Closing occurs, the Deposit, together with interest earned thereon by the Purchaser while it is held in trust, shall be paid to the Representative at Closing and applied against the Closing Purchase Price.

(c) If Closing does not occur, notwithstanding that the Vendors are ready, willing and able to complete the sale of the Purchased Shares and to terminate the Option as contemplated herein, the Section 116 Certificates have been received and all of the conditions precedent set forth in Article 6 (other than in Section 6.9, if it has not then been satisfied, complied with or waived in writing by the Purchaser) have been satisfied, complied with or waived in writing by the Purchaser or Abraxas, the Deposit together with interest earned thereon shall be forfeited to the Vendors (in the proportions set forth in Schedule 1.1(c)), in full and complete satisfaction of all claims which the Vendors may have in connection with Purchaser's failure or refusal to perform its obligations hereunder.

(d) If Closing does not occur for any reason other than as set forth in Section 2.7(c) or this Agreement terminates pursuant to Section 12.1(a)(ii), the Deposit together with interest earned thereon shall be paid to the Purchaser.

2.8   Limitation

Notwithstanding any other provision of this Agreement or any rule of law or equity, the maximum amount of damages and other compensation to which the Purchaser shall be entitled if Closing does not occur solely or partially because of the failure or refusal of the Company and the Vendors or either of them to perform their obligations hereunder is $2 million, which shall be in addition to the return of the Deposit plus interest thereon as contemplated in
Section 2.7(d).

2.9   Representations and Warranties; Material Adverse Damage

If any of the representations and warranties set forth in Article 3 are not true and correct on the Closing Date, or physical damage occurs to any of the Petroleum and Natural Gas Rights, Tangibles or Miscellaneous Interests and the uninsured portions of the cost of repair is less than $3 Million, (or more than $3 Million and the Parties agree to reduce the Purchase Price by such amount) as the case may be, then, subject to Articles 6 and 7, the Unadjusted Purchase Price shall be decreased at Closing by an amount equal to the cost, if any, of making the representations and warranties true and correct on the Closing Date and of the uninsured costs of repair, as the case may be, and the Parties shall in good faith attempt to agree on the said amounts. If the Parties are unable to agree on either or both of the said amount or amounts, the said amount or amounts shall be settled by arbitration in accordance with Article 13 and the

Closing Date shall be extended in order for the arbitration proceedings to be conducted and the arbitrator's decision to be rendered. The Parties shall use their best efforts to cause the arbitration proceedings to be conducted and the arbitrator's decision to be rendered within 20 Business Days. For the purposes of a dispute as to the said amount under this Section 2.9, the notice period contemplated in Section 13.1(b) shall be 1 Business Day.

2.10  [Intentionally Deleted]


ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE COMPANY

The Company hereby makes the representations and warranties set forth in Sections 3.1 to 3.41, inclusive, to the Purchaser.

3.1   Incorporation and Registration

The Company is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Canada and has all necessary corporate power, authority and capacity to own its properties and assets and to carry on its business as presently conducted. Neither the nature of its business nor the location or character of the properties owned or leased by the Company requires the Company to be registered, licensed or otherwise qualified as an extra provincial or foreign corporation or to be in good standing in any jurisdiction other than in the Province of Alberta. The Company is duly registered, licensed and otherwise qualified and in good standing for such purpose in such province. The Company has all governmental licences and permits (other than Environmental Approvals, which are referred to in Section 3.25) necessary or appropriate to own and operate (to the extent it is the operator thereof) the Assets and the Excluded Assets and the Company is in Material compliance with all such licences and permits.

3.2   Subsidiaries

The Company has no subsidiaries.

3.3   Capital

(a) The authorized share capital of the Company consists of an unlimited number of Class A Shares and Class B Shares. The Purchased Shares constitute all of the issued and outstanding shares in the Company and all of such shares have been duly and validly issued and are outstanding as fully paid and non assessable shares of the Company. There are no options, warrants, calls, rights, or agreements to which the Company or any Vendor is a party or by which it is bound obligating the Company or any Vendor to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or obligating the Company or any Vendor to grant, extend or enter into any such option, warrant, call, right or agreement, and no securities or obligations convertible into or exchangeable for shares or other securities of the Company have been authorized or agreed to be issued or are outstanding, otherwise than pursuant to the Option Agreement.

(b) The Old Debentures constitute all of the issued and outstanding debentures which were issued pursuant to the Unit Subscription Agreement and the Option Agreement. Upon the issuance of the Debentures the Old Debentures will be canceled and the Company will have no further obligation or duty with respect thereto.

(c) The share and debenture registers will immediately prior to Closing reflect the ownership of Purchased Shares and Debentures as set forth in Schedule 1.1(c).

3.4   Absence of Conflicting Agreements

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit, or result in the creation of any lien, pledge, security interest, adverse claim, charge, or other encumbrance upon any of the Assets or the Excluded Assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of:

      (a) the Articles of Incorporation, as amended, or By-laws, as amended, of the Company (a true and complete copy of each of which as of the date hereof has been delivered to the Purchaser);

      (b) any contract, agreement, loan or credit agreement, note, bond, debenture, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise, or license applicable to the Company, the Assets or the Excluded Assets (a true and complete copy of each of which as of the date hereof has been delivered to Purchaser); or

      (c) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Assets or the Excluded Assets.

3.5   Financial Statements

Except insofar as the July 31 Balance Sheet excludes the Excluded Assets (determined without regard to whether any of the Company's accounts receivable were or were not collected after July 31, 1996) and the Excluded Liabilities (determined without regard to whether any of the Company's liabilities were or were not settled or paid after July 31, 1996):

(a) the Financial Statements and the July 31 Balance Sheet and the books and accounts of the Company have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with that of preceding periods;

(b) the Financial Statements and the July 31 Balance Sheet present fairly all of the assets and liabilities and the financial position of the Company as at the respective dates thereof;

(c) the Financial Statements present fairly the results of operations and statement of changes in financial position for the periods then ended;

(d) except to the extent reflected or reserved against in the July 31 Balance Sheet or as otherwise disclosed in Schedule 3.5, the Company has no outstanding indebtedness, liabilities or obligations, whether contingent or absolute;

(e) the Financial Statements and the July 31 Balance Sheet have been prepared in accordance with the books and accounts of the Company; and

(f) the statement of income included in the Financial Statements does not include any items of special nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

3.6   Absence of Unusual Transactions

Except for the sale of the Excluded Assets and the assumption of the Excluded Liabilities as contemplated by the Nevis Agreement, or as otherwise disclosed in
Schedule 3.6 or as permitted in Section 8.1, since July 31, 1996 the Company has not:

(a) transferred, assigned, sold or otherwise disposed of any of the Assets or canceled, waived or released any debts or claims;

(b) mortgaged, pledged, subjected to lien, granted a security interest or otherwise encumbered any of its assets or property, whether tangible or intangible, other than Permitted Encumbrances;

(c) authorized, incurred or assumed any capital expenditure or financial commitment or other obligation or liability (fixed or contingent) except those listed in the July 31 Balance Sheet and except unsecured obligations and liabilities incurred in the ordinary and usual course of business and not exceeding $500,000 in the aggregate;

(d) suffered an extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business;

(e) issued or sold any shares in its capital or any warrants, bonds, debentures or other corporate securities of the Company or issued, granted or delivered any right, option or other commitment for the issuance of any such securities or any other securities;

(f) amended or changed or taken any action to amend or change its Articles of Incorporation or By-laws;

(g) authorized, agreed or otherwise become committed to do any of the foregoing; or

(h) from August 1, 1996 to the date of this Agreement, breached any of the provisions of Section 8.1 (which shall be read for the purposes of this Section 3.6(h) as if the Interim Period commenced on August 1, 1996 and ended on the date of this Agreement).

3.7   Absence of Guarantees

Except for indemnities set forth in the By-Laws of the Company, in the Management Agreements and in the indemnification letter agreement (herein the "Jefferies Indemnification Letter") dated February 26, 1996 between the Company and Jefferies described in Schedule 3.14, the Company has not given or agreed to give, and is not a party to or bound by any guarantee or indemnity in respect of indebtedness or other obligations, of any Person or any other commitment by which the Company is or may be responsible or liable for such indebtedness or other obligations, provided that if any claim is made by Jefferies against the Company for indemnification pursuant to the said letter agreement, the amount claimed by Jefferies shall be treated as Damages as defined in Section 9.1(a) and all of the provisions of Article 9 with respect to Damages shall be applicable.

3.8   Restrictive Covenants

Except for the Management Agreements, the Company is not a party to or bound or affected by any commitment, agreement or document containing any covenant which limits the freedom of the Company to compete in any line of business, or to transfer or move any of its Assets or operations or which affects or may affect the business practices, operations or conditions or the continued operation of the business of the Company after the Closing on substantially the same basis as such businesses are carried on at the date of this Agreement.

3.9   Tax Matters

(a) The Company has duly and timely filed its Tax Returns with the appropriate taxing or other governmental authority or agency and its Tax Returns were prepared in accordance with the books and accounts of the Company and the information contained in such Tax Returns is true, complete and accurate in all Material respects.

(b) The Company has duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that it reasonably believed were due and payable by it and the July 31 Balance Sheet sets forth, as an amount payable, an amount not less than the amount of all Taxes that are or will become due and payable in respect of periods ending on or prior to August 1, 1996, except amounts which may become payable after completion of the current Revenue Canada income tax audit for the Company's 1993, 1994 and 1995 taxation years which are not individually or in the aggregate Material.

(c) The Company has not entered into any agreement or other arrangement or executed any waiver except with respect to its 1991 tax year providing for, any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable, (ii) the Company is required to pay or remit any Taxes or amounts on account of Taxes or (iii) any taxing authority may assess or collect Taxes for which the Company is or may be liable.

(d) The Canadian federal and provincial income and capital tax liabilities of the Company have been assessed by the relevant taxing authority and notices of assessment have been issued to the Company by the relevant taxing authority for all taxation years ending on or prior to October 31, 1995, provided however that amended returns have been filed in respect of the Company's 1991, 1992, 1993 and 1994 tax years and no reassessments or confirmations of increases or losses has been received in respect thereof.

(e) There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of the Company, threatened, against the Company in respect of any Taxes and there are no matters under discussion with any taxing authority relating to Taxes, except as described in Section 3.9(b).

(f) The Company has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including, without limitation, any of its employees, officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any applicable law, rules or regulations to be withheld from any such amount and has duly and timely remitted the same to the appropriate taxing or other governmental authority or agency.

(g)   The Company is not a section 1504(d) corporation for United
States tax purposes and has not filed consolidated United States tax returns.

(h) The Company is not an "above-limit corporation", "restricted corporation", member of an "above-limit partnership" or "restricted partnership" or associated with a "restricted corporation" as those phrases are defined and used in the Alberta Corporate Tax Act, as amended (herein the "Corporate Tax Act"), and the Company is not the subject of a direction by the Provincial Treasurer (Alberta) pursuant to subsection 26.1(9) or (10) of the Corporate Tax Act, nor does the Company nor the Vendors have any reason to believe that the provincial treasurer is contemplating or likely to make any such direction. Each of the Assets is a "restricted resource property" as defined in the Corporate Tax Act, except as described in Schedule 3.9.

(i) Immediately before Closing, the following tax pools of the Company, will be at least:

            (i)   Undepreciated capital cost                            $0
                  (as defined for the purposes of the Act)

            (ii)  Cumulative Canadian development expense               $1.3
million
                  (as defined in Section 66.2(5) of the Act)

            (iii)       Cumulative Canadian oil and gas property
expense     $25.5 million
                  (as defined in Section 66.4(5) of the Act)

            (iv)  Cumulative Canadian exploration expense               $0
                  (as defined in Section 66.1(6) of the Act)

            (v)   Undeducted non-capital losses             $4.2 million
                  (as defined in Section 111(8) of the Act)

3.10  Equipment Contracts

Schedule 3.10 sets forth a true and complete list of the Equipment Contracts and the equipment and vehicles which are subject to Equipment Contracts. All of the Equipment Contracts are in full force and effect and no default exists on the part of the Company or, to the knowledge of the Company, on the part of any other party thereto and the Company has not received notice of an intent to terminate or amend such contracts by the other party thereto. Except for the Excluded Assets, equipment and vehicles subject to the Equipment Contracts, and the vehicles and other equipment described in Schedule 3.10, no Person other than the Company owns any equipment, vehicles or other tangible assets or property used in or necessary for the operation of the business of the Company.

3.11  Real Property and Real Property Leases

The Company owns no real property or interests therein, and is not a party to, or bound by, any leases or subleases of any real property, other than its interests in the Lands, the Leases and the Major Facilities.

3.12  Title to Assets

(a) The Assets are and will be at the Closing Time free and clear of all Encumbrances created by, through or under the Company, except for Permitted Encumbrances.

(b) The Company has not done or failed to do any act or thing whereby any of the Petroleum and Natural Gas Rights or Tangibles may become liable or subject to termination, surrender, forfeiture, cancellation or alienation.

3.13  Quiet Enjoyment

Except for interruptions which in the aggregate would not have a Material Adverse Effect, subject to the rents, covenants, conditions and stipulations in the Leases and on the lessee's or holder's part thereunder to be paid, performed and observed and to the Permitted Encumbrances, the Company, after Closing, will continue to hold and enjoy the Petroleum and Natural Gas Rights, the Miscellaneous Interests and the Tangibles for the remainder of their respective terms and all renewals or extensions thereof after Closing, without any interruption of or by the Vendors or any other person (other than the Purchaser) whomsoever claiming or to claim the same or any part thereof or any interest therein by, through or under the Company or the Vendors.

3.14  Material Contracts

(a) Schedule 3.14 is an accurate and complete list of all Material Contracts, other than those described in any other Schedule. All of the Material Contracts are in full force and effect, unamended, and the Company is not in and has not received notice of any Material default in respect of any such Material Contract or commitment by it or any of the parties to any such Material Contract, which default has not been rectified as of the date of this Agreement. None of the other parties to any of the Material Contracts have given notice to the Company of their intention to terminate or amend any of the Material Contracts, except as specifically contemplated herein.

(b) Except as disclosed in Schedule 3.14, the Company is not a party to any oral or written (i) confidentiality or standstill agreement, non-competition agreement or other Material agreement or contract which, after giving effect to the transactions contemplated by this Agreement, purports to restrict or bind the Company or any of its affiliates or (ii) collective bargaining agreement. Except as disclosed in the Property Schedule, the Company is not a party to any contract or agreement granting a preferential right of purchase or similar right to any Person with respect to any of the Assets.

3.15  Litigation

Except as disclosed in Schedule 3.15, there is no suit, action, litigation, investigation, claim, complaint, grievance or proceeding, including appeals and applications for review, in progress or pending or, to the knowledge of the Company, threatened, by or against or relating to the Company or any of its assets or businesses which, if determined adversely to the Company, would have a Material Adverse Effect. Except as disclosed in Schedule 3.15, there is not presently outstanding against the Company any judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency or arbitrator which could reasonably be expected to have a Material Adverse Effect.

3.16  Compliance with Terms

The Company has complied with, performed, observed and satisfied all terms, conditions, obligations and liabilities which have arisen prior to the Closing Date and were the obligations of the Company under any of the provisions of any law, statute, order, writ, injunction or decree of any Governmental Authority or court and in respect of which there could occur a Material Adverse Effect if not complied with, performed, observed or satisfied.

3.17  Title Documents and Production Sales Contracts

The Company has made available for inspection by the Purchaser or its representatives:

(a) all documents, instruments, records and books relevant to title to the Assets and the operation thereof; and

(b) all production sales contracts and other contracts within the possession or control of the Company for the sale of Petroleum Substances produced from the Lands or lands with which the Lands have been pooled or unitized.

3.18  Production and Accounts Receivable

Except for those non-payments which in the aggregate will not exceed $150,000:

(a) payments of production revenue and deliveries in kind in respect of Petroleum Substances produced from the Lands are being paid or made, as the case may be, to the Company consistent with the ordinary practice in the oil and gas industry; and

(b) the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as reflected on the July 31 Balance Sheet are valid, enforceable and collectible and none of the accounts receivable reflected in the July 31 Balance Sheet are subject to any counterclaim or set-off except to the extent reflected in the July 31 Balance Sheet.

3.19  Employment Matters

The Company does not have any employees. The Company has not established any severance, pension, retirement or other individual or group employment benefit plans.

3.20  Employees

Schedule 3.20 is a true and complete list of all individuals who are currently employees of Morrison and who are employed full-time by Morrison so that Morrison can perform its services under the Morrison Agreements.

3.21  Insurance

Schedule 3.21 sets forth a true and complete list and brief summary of the terms of all of the Company's insurance policies (in this Section 3.21, the "said documents"). The Company maintains or causes to be maintained such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable operations, properties and assets. All of the said policies are in full force and effect and the Company is not in default, as to the payment of premium or otherwise, under the terms of any such policy. None of the said policies contains a provision whereby the insurer is entitled to terminate the said policy because of the sale of control of the Company pursuant to this Agreement.

3.22  Copies of Agreements etc.

A current and complete copy of each of the contracts, commitments, mortgages, leases, instruments and other documents identified in the Schedules (in this Section 3.22, the "said documents"), including the Material Contracts and all amendments thereto, has been made available for inspection by the Purchaser. There are no negotiations presently occurring with respect to the renewal, repudiation or amendment of any of the said documents or any of the Material Contracts.

3.23  Bank Accounts, etc.

Schedule 3.23 sets forth:

      (a) the name of each bank and other depository with which the Company maintains any bank account, trust account or safety deposit box, the number of each such account and the names of all Persons authorized to draw thereon or who have access thereto; and

      (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

3.24  Corporate Records and Minute Books

The corporate records and minute books of the Company have been made available to the Purchaser at the offices of BJV or the Company and include complete and accurate minutes of all meetings of the directors and shareholders of the Company held to date and all consent resolutions passed by the directors and shareholders, since the date of its incorporation. The share certificate book, register of shareholders, register of transfers and register of directors included therein of the Company, are complete and accurate. All of the corporate records and minute books of the Company which have been furnished to the Purchaser for it to review accurately record all Material transactions of the Company in all respects and have been maintained consistently in accordance with good business practices.

3.25  Environmental Matters

Except as disclosed in Schedule 3.25 or in any of the reports and other documents described in Schedule 3.25:

(a)   all Environmental Approvals in the possession of the
Company:

      (i) which are material to the continued operation of Major Facilities operated by the Company;

      (ii) which relate to any abandonment, reclamation, work or remediation obligation of the Company; or

      (iii) which relate to any Major Facilities not operated by the Company and which are in the possession of the Company have been made available to the Purchaser at the Company's
Calgary office for inspection and review by the Purchaser;

(b) the Company and its operations and its Assets are (1) in substantial compliance with all Environmental Laws, (2) are not the subject of any remedial, preventative or control action, direction or order by any Governmental Authorities, or any investigation or evaluation by any Governmental Authorities, as to whether any remedial or preventative action is needed to respond to an existing or potential Environmental concern and (3) there is no reasonable basis for any Person to assert that the Company is liable to any Person as a result of the release of any Substance into the Environment or into any facility or structure;

(c) the Company has made available, for inspection and review by the Purchaser, all audits, reports and assessments in respect of Environmental matters relating to the Assets operated by the Company, and all audits, reports and assessments relating to other Assets, to the extent that the audits, reports and assessments are within the possession or control of the Vendors or the Company; and

(d) all Environmental Approvals, if any, required to be obtained, held, or filed by the Company in connection with any aspect of the business of the Company including those related to the treatment, storage, disposal or release of a hazardous substance, which relate to any abandonment, reclamation, work or remediation obligation of the Company, and which are material to the continued operation of the Assets, have been duly obtained, held or filed and remain valid and in effect and the Company is in substantial compliance with all terms and conditions of all such Environmental Approvals;

Notwithstanding any other provision of this Agreement, this Section 3.25 is the sole representation and warranty of the Company with respect to Environmental matters and no other representations or warranties shall be interpreted so as to apply to, contemplate or deal with any matter relating to the Environment. For the purposes of this Section 3.25, "substantial compliance" means that the aggregate direct cost of compliance with Environmental Laws and the
Environmental Approvals referred to in Section 3.25(d), other than those disclosed in Schedule 3.25, would not exceed in the aggregate $1 million.

3.26  No Production Penalties

None of the Wells has been overproduced such that it is subject to a production penalty or limitation which will result in it being shut in or have its production curtailed, except for any such penalties which would not in the aggregate have a Material Adverse Effect on the Company or which are of general application to producing wells in Alberta and any such penalties and limitations which have resulted from circumstances where good oil and gas field practices have been followed (and penalties and limitations which result from prior production in excess of allowables shall be deemed not to have arisen in such circumstances).

3.27  No Excess Gas Deliveries

The Company has not received notice from a purchaser of natural gas produced from the Petroleum and Natural Gas Rights asserting that the Company has delivered to such purchaser an annual amount of natural gas in excess of the amount which the Company was entitled to deliver to the particular purchaser under the applicable gas purchase contract.

3.28  Prepaid Gas Obligations

The Company is not obligated by virtue of a prepayment or similar arrangement to deliver Petroleum Substances without then or thereafter receiving full payment therefor.

3.29  Royalty Payments

All Royalties have been properly and timely paid to the Crown, lessors and other holders of the Royalties with respect to all production or sales of Petroleum Substances from the Petroleum and Natural Gas Rights and all filings in respect of such Royalties have been properly made in accordance with the applicable legislation or agreements.

3.30  Gas Balancing Agreements

The Company is not party to any gas balancing agreements.

3.31  Production Sale Contracts

Except for those contracts described in Schedule 3.31 and contracts which are terminable on not more than 60 days' notice, none of the Petroleum and Natural Gas Rights are dedicated or otherwise subject to any contractual or other arrangement for the sale, processing or transportation of Petroleum Substances produced therefrom (or otherwise related to the marketing of such Petroleum Substances) which would bind the Company or would otherwise restrict the rights of the Company to take possession of and market such Petroleum Substances.

3.32  Partnerships

None of the Petroleum and Natural Gas Rights is subject to any tax or common law partnership (other than any Permitted Encumbrances) except for any such partnership created under a joint operating or similar agreement to which the Company is party.

3.33  Capacity

Subject  to  contractual  and  regulatory  restrictions,  all  Wells  which  are currently producing natural gas in paying quantities (which for clarity is agreed to exclude Wells which are abandoned, capped or shut in or which are being produced for test purposes only) are connected to a gathering system of sufficient capacity to permit the continuing delivery of Petroleum Substances in accordance with the Company's contractual obligations to buyers of its production for the reasonably foreseeable future.

3.34  Capital Expenditures

Except as disclosed in or permitted by Schedule 3.6 and subject to Section 8.1, the Company has not made any oral or written commitments or agreement to acquire any assets (including under circumstances where such acquisition would be classified as a capital expenditure under Canadian generally accepted accounting principles consistently applied) or make any capital expenditure or contribution in any individual transaction or project including the drilling, recompletion, reworking, plugging back or abandonment of any Wells where the purchase price, capital expenditure or contribution required of the Company, directly or indirectly, exceeds $250,000 or in transactions or projects where the aggregate purchase price, capital expenditure or contribution exceeds $2 million.

3.35  Engineering Report

In connection with the preparation of the Engineering Report, the Company has provided to Sproule Associates Limited ("Sproule") all information requested by Sproule which was in the possession of the Company and would be of Material relevance to the preparation of the Engineering Report. All such information was Materially true and complete and did not omit any information required to make it Materially true and complete (except for information already in Sproule's possession or publicly available to Sproule).

3.36  [Intentionally Omitted]

3.37  No Business in the United States

All of the Assets and the Excluded Assets are located outside the United States and the Company has not made aggregate sales in or into the United States of U.S. $25 million or more in the fiscal year ending October 31, 1995.

3.38  Due Authorization

The Company has all necessary power (corporate or otherwise), authority and capacity to enter into this Agreement and to carry out its respective obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary action (corporate or otherwise) on its part.

3.39  Enforceability of Obligations

This Agreement constitutes the Company's valid and binding obligation enforceable against the Company in accordance with the terms of this Agreement,asubject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.40  Consents, Approvals or Authorizations

Except for the AEUB Approval or as otherwise obtained, no consent, approval, order or authorization of, filing or registration with, or notification to, any Governmental Authority or regulatory authority, or consent, approval, order or authorization of any Person (except those that may not be unnecessarily withheld), is required on its behalf in connection with the execution and delivery of this Agreement by the Company or the completion of the transactions contemplated by this Agreement.

3.41  Finders' Fees

Except for finders' fees which are to be deducted in calculating the Nevis Proceeds, the Company has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated herein for which the Company or the Purchaser shall have any responsibility.

Each of the Vendors, separately as to itself, makes the representations and warranties set forth in section 3.42 to 3.46 inclusive to the Purchaser.

3.42  Formation of the Vendors; Title to the Purchased Shares

Other than Feshbach and Lynch, each of whom is an individual, it is a corporation, partnership or trust duly incorporated or otherwise formed, validly existing and in good standing under the laws of the jurisdiction of its formation. It or he is the beneficial owner, and will at Closing be the beneficial and registered owner, of the number of Purchased Shares set forth opposite its name in Schedule 1.1(c) free and clear of all Encumbrances (other than the rights of the Purchaser under this Agreement). As at the date of this Agreement, it or he is the beneficial owner of the principal amount of the Old Debentures set forth opposite its name in Schedule 1.1(c). It or he will at Closing be the beneficial and registered owner of the principal amount of the Debentures in Canadian dollars equivalent to the amount set forth opposite its or his name in Schedule 1.1(c) plus interest accrued but unpaid thereon as contemplated in the definition of "Debentures", free and clear of all
Encumbrances (other than the rights of the Purchaser under this Agreement) and the Old Debentures held by it or him will have been canceled and the Company will have no liability, obligation or duty with respect thereto. It or he will deliver to the Purchaser on Closing good, valid and marketable title to all of such Purchased Shares free and clear of all Encumbrances and has the exclusive right to dispose of such Purchased Shares provided in this Agreement. Such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law to which it or he is party or subject or by which it is bound or affected (other than any such violation, contravention, breach, offence or default which will not have a Material Adverse Effect).

3.43  Due Authorization

It or he has all necessary power (corporate or otherwise), authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary action (corporate or otherwise) on its or his part.

3.44  Enforceability of Obligations

This Agreement constitutes its or his valid and binding obligation enforceable against it in accordance with the terms of this Agreement,asubject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.45  Consents, Approvals or Authorizations

Except for the AEUB Approval or as otherwise obtained, no consent, approval, order or authorization of, filing or registration with, or notification to, any Governmental Authority or regulatory authority, or consent, approval, order or authorization of any Person (except those that may not be unnecessarily withheld), is required on its or his behalf in connection with the execution and delivery of this Agreement by it or the completion of the transactions contemplated by this Agreement.

3.46  Finders' Fees

Except for finder's fees which are to be deducted in calculating the Nevis Proceeds, it has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated herein for which the Company or the Purchaser shall have any responsibility.

Without limiting Section 1.3:

(a) except only to the extent of the representations and warranties set forth in this Agreement:

      (i) the Company and the Vendors negate and disclaim representations and warranties at any time or times made orally or in writing and directly or indirectly concerning the transactions provided for in this Agreement, including those in any information or advice provided to the Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of the Company or the Vendors (including Jefferies); and

(ii) the Company and the Vendors make no representation or warranty, and shall have no liability, directly or indirectly in respect of the Company's title in or to or Encumbrances against any Petroleum and Natural Gas Rights or as to the Environmental condition of the Assets, the Environment, Environmental matters, the effect of any of the Assets on the Environment, Environmental Approvals or Environmental Laws; and

(b) notwithstanding anything to the contrary in Article 3 or elsewhere in this Agreement, the Vendors make no representations or warranties whatsoever other than those expressly set forth in Sections 3.42 to 3.46 inclusive, and the Vendors and the Company make no representations or warranties and shall have no liability directly or indirectly in respect of or which contemplate or relate to:

      (i) the quantity, quality, recoverability or deliverability of reserves of Petroleum Substances attributable to the Petroleum and Natural Gas Rights;

      (ii) any geological or other interpretations or economic evaluations of any Petroleum and Natural Gas Rights;

      (iii) the condition, fitness or merchantability of any of the Assets;

      (iv) the value of any Petroleum and Natural Gas Rights, estimates of prices or future cash flows arising from the sale of Petroleum Substances attributable to any Petroleum and Natural Gas Rights, estimates of other revenues attributable to the Petroleum and Natural Gas Rights or the availability or continued availability of transportation to sell such Petroleum Substances.

The Purchaser acknowledges and confirms, without diminishing the force and effect of the express representations and warranties herein and in the Schedules, that:

(c) it has inspected, or has been given a reasonable and adequate opportunity to inspect, the Assets and their physical and Environmental condition and performed its own due diligence and has not relied directly or indirectly on any data, information or advice from or on behalf of the Company or the Vendors in that regard in connection with the transactions provided for in this Agreement; and

(d) in agreeing to enter into and complete the transactions provided for in this Agreement, and in completing such transactions, it has relied solely upon its own engineering and other evaluations, assessments, inspections and projections, without any direct or indirect involvement of or on behalf of the Company or the Vendors.

UCC  DISCLAIMER:  EXCEPT FOR THE  REPRESENTATIONS  AND  WARRANTIES  PROVIDED  IN
ARTICLE 3, THE COMPANY AND THE VENDORS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO THE PURCHASER IN

CONNECTION WITH THE ASSETS; (II) THE QUANTITY, QUALITY, RECOVERABILITY OR DELIVERABILITY OF RESERVES OF PETROLEUM SUBSTANCES ATTRIBUTABLE TO THE PETROLEUM AND NATURAL GAS RIGHTS; (III) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (IV) GAS BALANCING INFORMATION, ALLOWABLES OR OTHER REGULATORY MATTERS, (V) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OF PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS, OR (VI) THE ENVIRONMENTAL CONDITION OF THE ASSETS. ANY AND ALL DATA, INFORMATION OR OTHER RECORDS
FURNISHED BY THE COMPANY OR THE VENDORS ARE PROVIDED TO THE PURCHASER AS A CONVENIENCE AND THE PURCHASER'S RELIANCE ON OR USE OF THE SAME IS AT THE PURCHASER'S SOLE RISK.


ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ABRAXAS AND THE PURCHASER

Abraxas and the Purchaser hereby make the following representations and warranties to the Company and the Vendors.

4.1   Incorporation

Abraxas and the Purchaser are corporations duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and Canada, respectively.

4.2   Due Authorization

Abraxas and the Purchaser have all necessary corporate power, authority and capacity to enter into this Agreement and to carry out their obligations under this respective Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action on the part of Abraxas and the Purchaser.

4.3   Enforceability of Obligations

This Agreement constitutes a valid and binding obligation of Abraxas and the Purchaser enforceable against Abraxas and the Purchaser in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.4   Absence of Conflicting Agreements

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not constitute a Violation by Abraxas or the Purchaser under or pursuant to any provision of:

(a) the Articles of Incorporation, as amended, or By-laws, as amended, of Abraxas or the Purchaser (a true and complete copy of each of which as of the date hereof has been delivered to the Representative);

(b) any contract, agreement, loan or credit agreement, note, bond, debenture, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise, or license applicable to Abraxas or the Purchaser (a true and complete copy of each of which as of the date hereof has been delivered to the Representative); or

(c) any judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Abraxas or the Purchaser or their respective property or assets.

4.5   Consents, Approvals or Authorizations

Except in connection with the AEUB Approval, no consent, approval or authorization of, filing or registration with, or notification to, any governmental or regulatory authority or consent, approval or authorization of any Person, is required on behalf of Abraxas or the Purchaser in connection with the execution and delivery of this Agreement by it or the consummation of the transactions contemplated by this Agreement.

4.6   Finders' Fees

Neither Abraxas nor the Purchaser has incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated herein for which the Company or the Vendors shall have any responsibility.

4.7   Independent Evaluation

Abraxas and the Purchaser are experienced and knowledgeable investors in the oil and gas business. Abraxas and the Purchaser have been advised by and have relied solely on their own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Securities and the Assets and the value thereof, as determined by their examination of the Company's records and inspection of the Company, the Securities and the Assets, and the representations, warranties and covenants made by the Company and the Vendors in this Agreement.

4.8   Eligibility

The Purchaser is eligible under the Regulations to own the Purchased Shares.

4.9   Securities Laws

The Purchaser is acquiring the Purchased Shares as principal for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof


ARTICLE 5
SURVIVAL

5.1   Nature and Survival

(a) Subject to the limitations set forth in Section 5.1(b), the representations, warranties, indemnities and covenants contained in Sections 2.3, 8.1 and 8.4 and Articles 1, 3, 4, 9, 10, 11 and 13 of this Agreement shall survive the Closing, the execution and delivery of any transfer instruments and other documents of title to the Purchased Shares and any other agreements, certificates and indemnities under this Agreement and the payment of the Purchase Price.

(b) The representations and warranties concerning tax matters set out in Section 3.9, the representation and warranty set forth in Section 3.29, insofar as it concerns Royalties (herein "Alberta Crown Royalties") payable to Her Majesty the Queen in right of the Province of Alberta, and the provisions of Section 9.6, the covenants, agreements and indemnities related thereto and the covenants set forth in Article 10 shall survive for a period of 1 year from the Closing Date. All other representations, warranties, indemnities and covenants shall survive for a period of 6 months from the Closing Date. If no Contractual Claim has been made under this Agreement in accordance with the applicable provision in Section 9.1, prior to the expiry of the applicable survival period provided for, against a Party for any incorrectness or breach of any representation or warranty made in, or breach of any covenant, agreement or indemnity in, this Agreement by such Party, such Party shall have no further liability under this Agreement or otherwise with respect to such representation or warranty. If Closing occurs, none of the Parties shall have any claim or remedy in respect of any of the representations, warranties, covenants and indemnities set forth herein or any agreement, certificate or document delivered pursuant hereto except as provided in Article 9.

(c) The provisions of Sections 9.1, 9.2, 9.3 and 9.6 shall survive Closing for so long as any Contractual Claims made prior to the expiry of the applicable survival period remain unresolved.

5.2   Reliance

No Party shall be entitled to maintain an action after Closing against another Party in respect of any incorrectness or breach by the other Party of a representation or warranty in Articlea3 or 4, as the case may be, if the Party asserting the claim was actually aware of the incorrectness or breach at or prior to Closing or if a Purchase Price adjustment was made pursuant to Section
2.9 in respect of the particular incorrectness or breach of a representation or warranty.


ARTICLE 6
PURCHASER'S CONDITIONS PRECEDENT

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, or waiver in writing by the Purchaser of, on or prior to the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part in writing).

6.1 Truth and Accuracy of Representations of Company at the Closing Time

The representations and warranties of the Vendors and the Company made in or pursuant to this Agreement shall be Substantially true and correct as of the Closing Time and with the same force and effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement or as consented to in writing by the Purchaser) and the Purchaser shall have received a certificate of the Company to the effect that its representations and warranties are true and correct as of the Closing Time except as aforesaid in this Section 6.1 and except to the extent that a Purchase Price adjustment has been made as contemplated in Section 2.9.

6.2   Performance of Obligations

The Vendors and the Company shall have performed or complied with all of their obligations, covenants and agreements under this Agreement. The Purchaser shall have received a certificate of the Company to the effect that it has performed or complied with all of its obligations, covenants and agreements under this Agreement.

6.3   Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares and the termination of the Option under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Company and the Vendors of their respective obligations under this Agreement shall be satisfactory to the Purchaser (acting reasonably) and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser acting reasonably.

6.4   Consents, Authorizations and Registrations

All material consents, approvals, orders, authorizations and confirmations of any Persons and Governmental Authorities including without limitation the AEUB Approval (or registrations, declarations, filings or recordings with any such authorities) which are reasonably required in connection with the completion of the transactions contemplated by this Agreement or the execution of this Agreement shall have been obtained on or before the Closing Time.

6.5   [Intentionally Omitted]


6.6   Agreements Terminated

The Option Agreement, the Investors' Agreements and the Management Agreements shall have been terminated and all sums due and owing under the Investors' Agreements and the Management Agreements shall have been paid in full.

6.7   Closing Opinion

The Purchaser shall have received an opinion from BJV and an opinion from legal counsel for each of the Vendors who is not an individual, each dated the Closing Date, substantially in the forms attached as Schedule 6.7 (a) and (b) respectively.

6.8   Title Opinion Update

The Purchaser shall have received from BJV an opinion updating the BJV Title Opinion in the form of Schedule 6.8.

6.9   Financing

The Purchaser shall have obtained financing on terms and conditions satisfactory to the Purchaser, in the Purchaser's sole discretion, to consummate the purchase and sale of the Purchased Shares and termination of the Option as contemplated hereby.

6.10  Officers and Directors

All of the officers and directors of the Company shall have resigned effective as of the Closing Date and shall have delivered releases to the Company in the form of Schedule 6.10.

6.11  Escrow Agreement

The Vendors, the Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.12  Sale of Excluded Assets

The sale of the Excluded Assets to Morrison and the assumption of the Excluded Liabilities by Morrison shall have been completed pursuant to the Nevis Agreement.

6.13  Termination Agreements and Transition Agreement

The Termination Agreements and all of the releases provided for therein and the Transition Agreement shall have been executed and delivered.

6.14  Material Adverse Damage

From August 1, 1996 until the Closing Date, there shall not have been any physical damage to any of the Petroleum and Natural Gas Rights or the Tangibles:

(a) the uninsured portions of the costs of repair of which will exceed $3 Million; or

(b) which is insured and not substantially repaired prior to the Closing Date but the cost of repair of which will exceed $3 Million.

6.15  No Litigation

No action or proceeding shall have been instituted or, to the best knowledge of the Company, threatened before a court or other government body or by any public authority to restrain or prohibit, or otherwise affect, any of the transactions contemplated hereby, and the Company shall have delivered to the Purchaser a certificate dated as of the Closing Date to that effect.

6.16  Bank Accounts

The Company shall have executed and delivered to the Purchaser documents evidencing the change of signing authorities, in respect of the bank accounts listed in Schedule 3.23 to individuals identified by the Purchaser to the Representative not later than three Business Days prior to Closing.

6.17
Debentures

The Debentures will have been validly issued in full and complete satisfaction of all of the issued and outstanding Old Debentures pursuant to the Debenture Prepayment Agreement and the Debentures shall have been delivered to the Representative in accordance with Section 8.5. If any of the foregoing conditions in this Article, which are for the sole benefit of the Purchaser, have not been fulfilled and performed by Closing, the Purchaser may terminate this Agreement by notice in writing to the Company and the Vendors. However, the Purchaser may in writing waive compliance with any condition, in whole or in part, if it sees fit to do so, without prejudice to its rights of termination in the event of nonfulfillment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement, whether or not it terminates this Agreement.



ARTICLE 7
VENDORS' CONDITIONS PRECEDENT

The obligation of the Vendors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of or compliance with, or waiver in writing by all of the Vendors of, on or prior to the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by them in whole or in part).

7.1   Truth and Accuracy of Representations of Purchaser at
Closing Time

The representations and warranties of Abraxas and the Purchaser made in or pursuant to this Agreement shall be Substantially true and correct as of the Closing Time and with the same force and effect is if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement or as consented to in writing by the Vendors) and the Vendors shall have received a certificate of Abraxas and the Purchaser to that effect.

7.2   Performance of Obligations

Abraxas and the Purchaser shall have performed or complied with all of their obligations, covenants and agreements under this Agreement. The Vendors and the Company shall have received a certificate of Abraxas and the Purchaser to that effect.

7.3   Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares and the termination of the Option under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor (acting reasonably) and the Vendor shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendors, acting reasonably.

7.4   Consents, Authorizations and Registrations

All material consents, approvals, orders, authorizations and confirmations of any Persons and Governmental Authorities including the AEUB Approval (or registrations, declarations, filing or recordings with any such authorities) which are reasonably required in connection with the completion of the transactions contemplated by this Agreement or the execution of this Agreement, shall have been obtained on or before the Closing Time.

7.5   Closing Opinion

The Vendors shall have received an opinion from BDP and an opinion from Cox & Smith, Incorporated, each dated the Closing Date, substantially in the forms attached as Schedule 7.5(a) and (b) respectively.

7.6   Release of Directors and Officers

The  Purchaser  and the  Company  shall have  delivered  releases in the form of
Schedule 7.6 to and in respect of each of the Company's current officers and directors.

7.7   Escrow Agreement

The Escrow Agent and the Purchaser shall have executed and delivered the Escrow Agreement.

7.8   Representations and Warranties

The representations and warranties of the Vendors and the Company made in or pursuant to this Agreement shall be Substantially true and correct as of the Closing Time and with the same force and effect as if made as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement or as consented to in writing by the Purchaser).

7.9   No Litigation

No action or proceeding shall have been instituted or, to the best knowledge of the Company, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

7.10  Termination Agreements and Transition Agreement

The Termination Agreements and the releases provided for therein and the Transition Agreement shall have been executed and delivered.

7.11  Material Adverse Damage

From August 1, 1996 until the Closing Date, there shall not have been any physical damage to any of the Petroleum and Natural Gas Rights or the Tangibles, the uninsured portions of the cost of repair of which will exceed $3 Million.

If any of the foregoing conditions in this Article, which are for the sole benefit of the Vendors, have not been fulfilled or performed by Closing, the Vendors may terminate this Agreement by notice in writing to the Purchaser. However, the Vendors may in writing waive compliance with any condition, in whole or in part, if they see fit to do so, without prejudice to its rights of termination in the event of nonfulfillment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement, whether or not it terminates this Agreement.


ARTICLE 8
INTERIM PERIOD

8.1   Conduct of Business Prior to Closing

(a)   During the Interim Period, the Company shall:

      (i) except as otherwise expressly permitted by this Agreement, conduct the Company's businesses in the ordinary and usual course and in accordance with good industry practice, and shall not:

                  (A) without the prior written consent of the Purchaser, make or commit to any single expenditure in excess of $250,000 (except in the event of a catastrophe or other event endangering life or property); or

                  (B) enter into any transaction which if effected before the date of this Agreement would constitute or result in a breach of the representations, warranties or agreements contained in this Agreement;

      (ii) continue in full force and effect all existing policies or insurance presently maintained or caused to be maintained by the Company; and

      (iii) comply with all laws affecting the operation of its business and pay all required Taxes and installments of Taxes;

      (iv) to the extent that the nature of its interests in the Assets permits, maintain and keep the Assets in good condition and working order, preserving the Assets in full force and effect and performing all covenants and conditions imposed upon the Company including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments (except those held in suspense in good faith by the Company for a justifiable purpose);

      (v) to the extent that the nature of its interests in the Assets permits, operate or cause to be operated the Wells or any unit of which any of the Assets are a part in a good and workmanlike manner in accordance with the terms of the respective applicable operating agreements and good industry practices;

      (vi) timely perform all of its obligations under the Material Contracts;

      (vii) exercise due diligence in safeguarding and maintaining secure and confidential all geological and geophysical maps, confidential reports and all other confidential data in its possession relating in any way to the Assets;

      (viii) maintain the Company's Articles of Incorporation and By-Laws in their form on the date of this Agreement,

      (ix) maintain the compensation payable or to become payable by the Company to any officer, employee or agent at their levels on the date of this Agreement,

      (x) except for the sale of the Excluded Assets, preserve the business organization of the Company, keep available to Purchaser the Company's officers and agents and preserve its present business relations with suppliers, customers and others and shall not commit any act or any way assist others to commit any act which will injure the Company or the business of the Company.

and except as otherwise provided or disclosed in this Agreement the Company will not, without the Purchaser's prior written consent, which shall not be unreasonably withheld or delayed:

      (xi) surrender or abandon any of the Assets or amend any agreement or contract relating to the Assets; or

      (xii) sell, transfer or dispose of, or grant a security interest in or in respect of, all or any part of or any interest in the Assets, except for the sale (in the ordinary course of business pursuant to contract, terminable on notice of not more than (60 days) of Petroleum Substances produced from the Lands.

(xiii) make any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued, and bonus and insurance payments in the ordinary course of business and consistent with the past practice of the Company;

      (xiv) issue, sell or otherwise dispose of its capital stock or any right or option to acquire any shares of its capital stock;

      (xv) declare or pay any dividend or make any other distribution or payment in respect of its capital stock or redeeming, purchasing or otherwise acquiring or agreeing to redeem, purchase or acquire any of its capital stock;

      (xvi) create, incur, or assume any long-term or short-term debt whether for money borrowed or otherwise;

      (xvii) assume, guarantee, endorse or otherwise become liable or responsible for the obligation of any other Person;

      (xviii) make any loans, advances or capital contributions to, or investments in, any other Person, prepay any interest payable under the Old Debentures or the Debentures (other than to the extent that the issuance of the Debentures constitutes a prepayment of interest under the Old Debentures) or distribute any insurance proceeds or the Nevis Proceeds to any shareholders;

      (xix) make any change affecting any bank, safe deposit or power of attorney arrangements of the Company;

      (xx) waive, compromise or settle any material right or claim of the Company;

      (xxi) enter into any forward, future, swap or hedging contract that burdens the Assets or production therefrom; or

      (xxii) amend or modify any of the Material Contracts, the Option Agreement, the Nevis Agreement, the Old Debentures, the
Debentures or the Termination Agreements;

The  Purchaser  will  respond to all written  requests  for  consent  under this
Section 8.1(a) with reasonable promptness, and within such reasonable time period as the Company or the Vendors may specify to enable a timely reply to be given to any third party. If the Purchaser does not respond within any such time period specified by the Company or Vendors, the Company and the Vendors shall be entitled to carry out the action described in the request, so long as the action is consistent with proper business practices.

(b) The Purchaser acknowledges that an operation may be proposed pursuant to a facilities, unit, unit operating or other agreement and may proceed if a majority, but not all, of the owners of the particular facility, unit or property vote in favour thereof, and that the owners voting against the operation will nevertheless be obliged to pay for their respective proportionate shares of the costs of the operation. When the Company is required by this

Section to obtain the written consent of the Purchaser in respect of any capital expenditure which is subject to such a vote, the Company will vote in favour of the particular expenditure unless the Purchaser instructs the Company to vote against it. If the particular expenditure is approved of and proceeded with in accordance with the applicable agreement notwithstanding that the Company may have voted against the particular expenditure, the Purchaser shall, notwithstanding its refusal to consent to the expenditure, be deemed to have consented to it.

(c) If, having been given a written request for consent as contemplated in the last paragraph of Section 8.1(a) and a reasonable time period to respond to the said request having regard to the time period within which a reply is to be given to the relevant third party, the Purchaser fails or refuses to consent pursuant to this Section 8.1 to an expenditure necessary to preserve the existence of any of the Leases and, as a consequence, any of the Leases or the interest of the Company therein is terminated or surrendered or deemed to have been terminated or surrendered, the Purchase Price shall not be reduced on account of the termination or surrender nor shall the termination or surrender, without more, constitute a breach or failure of the representations and warranties of the Company relating thereto or of the Company's title thereto.

(d) The Company shall give prompt written notice to the Purchaser of any notice or claim, written or oral, of default or breach by the Company, or of any termination or cancellation (or threat of any of the same, whether disputed or denied by the Company) received or given by the Vendors or the Company prior to Closing under any instrument or agreement affecting the Assets to which the Company is a party or by which it or any of the Assets is bound.

(e) Except with respect to the transactions contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Vendors shall not take, and shall cause the Company to refrain from taking, any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser, concerning any purchase of the Securities, or any part thereof, or any merger, sale of all or substantially all of the assets of the Company or similar transaction involving the Company.

(f) Except with respect to the transaction contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Vendors shall not sell, transfer, dispose of, or grant a security interest in or in respect of, all or any part of the Purchased Shares, the Option, the Old Debentures or the Debentures.

8.2   Access for Investigation

(a) For the purpose of permitting the Purchaser to investigate the business, properties and assets of the Company, but subject to confidentiality obligations of the Company or the Vendors to other Persons, the Company shall permit the Purchaser and its representatives, during the Interim Period, without interference to the ordinary conduct of the business of the Company, to have reasonable access during normal business hours and on reasonable notice to the premises and to all the books, accounts, records and other data of the Company within the possession or control of the Company. The Company shall furnish to the Purchaser such financial and operating data and other information with respect to the business, properties and assets of the Company as the Purchaser shall from time to time reasonably request. The right of the Purchaser to have access to the Assets shall be subject to any contractual restrictions thereon. The Company shall cooperate with the Purchaser in attempting to secure such access from other Persons. The Purchaser shall repair any damage to the Assets resulting from its inspection thereof and shall indemnify and save harmless the Company and the Vendors from and against any Claims arising as the result of the Purchaser conducting such inspection.

(b) In particular, without limiting the generality of Section 8.2(a), the Company shall make the Material Contracts, the Leases and all agreements and other documents and correspondence, including title opinions previously prepared, relating to title to the Assets, and all financial, tax, accounting, well, production and operating data and records of the Company, available to the Purchaser and its representatives at the offices of the Company for such inspection and review as the Purchaser reasonably requires.

8.3   Actions to Satisfy Closing Conditions

Each of the Parties agrees to take all such actions as are within its power or control, and to use its best efforts, to cause other actions to be taken which are not within its power or control, so as to ensure compliance with each of the conditions and covenants set forth in Articles 6, 7 and 8 which are for the benefit of any other Party.

8.4   Waiver of Conditions in Nevis Agreement

The Company shall not waive any of the conditions precedent of the Company to closing set forth in Article 7 of the Nevis Agreement.

8.5   Delivery of Debentures to the Representative

Prior to the Closing, the Vendors shall deliver the Debentures to the Representative, to be held in trust until payment of the principal and accrued but unpaid interest has been made in accordance with section 9.7. The Vendors and the Representative shall not demand payment of the Debentures earlier than the Business Day immediately following the Closing Date.

ARTICLE 9
POST-CLOSING MATTERS

9.1   Claims

(a) If, at any time, a Party or Parties (herein, whether one or more, a "Notifying Party") believes that it has incurred or suffered or that it will incur or suffer liabilities, losses or costs (herein collectively "Damages") because of the incorrectness or breach of a representation or warranty in
Article 3 or 4 (whether as of the date hereof or at the Closing Time) or the certificates delivered by the Company pursuant to Section 6.1 and 6.2 hereof, or the breach of any covenant set forth in Section 2.3(d), 8.1, 8.4, 8.5, 9.3 or
9.6 or this Section 9.1 or Articles 10, 11 or 13, or any amount of Taxes or Alberta Crown Royalties finally established by a Court of competent jurisdiction, or agreed by the Representative to be payable by the Company as the result of an Assessment as contemplated in Section 9.6, or any such amount paid in good faith by the Company or the Purchaser (without the consent of the Representative) with respect to an Assessment as contemplated in Sections 9.6(b) and (d), or any claim by Jefferies for indemnification pursuant to the Jefferies Indemnification Letter as the case may be, or the fraud of the Company or any of the Vendors, as the result of which it has an actual or potential claim for Damages or amounts or that for any other reason it has any claim hereunder (each such claim being referred to as a "Contractual Claim"), the Notifying Party shall forthwith give written notice (herein the "Claim Notice") to the other Parties (herein, whether one or more, the "Receiving Party") and to the Escrow Agent of the matter giving rise to the Contractual Claim. The notification shall specify in reasonable detail the subject matter of the Contractual Claim, to the extent then known to the Notifying Party. The Parties agree to deal in good faith in the settlement or resolution of any Contractual Claim.

(b) Upon notice to the Notifying Party within 10 Business Days after receipt of a Claim Notice, the Receiving Party shall have the right, in good faith, at its own expense (not to be paid from the Escrow Account) and employing counsel of its own choice, to contest and assume the defence of any Contractual Claim which may result from a Claim made by a third party. In such event, the Notifying Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Notifying Party. The failure to give such notice of intent to defend a Contractual Claim shall constitute a waiver of the Receiving Party's right to defend such Contractual Claim under this Section 9.1(b) and shall preclude the Receiving Party from disputing the manner in which the Notifying Party may in good faith conduct the defence of such Contractual Claim or the reasonableness of any amount paid in good faith by the Notifying Party in satisfaction of such Contractual Claim. The Receiving

Party shall not compromise or settle any Contractual Claim without the consent of the Notifying Party, not to be unreasonably withheld.

(c) The failure by a Party to give a Claim Notice to the other Parties with respect to any Contractual Claim shall relieve the other Parties of their obligations with respect to the particular Contractual Claim, but only if and to the extent that the other Parties are prejudiced by such failure. The failure by a Party to give the other Parties a Claim Notice with respect to any actual or potential Contractual Claim within the period applicable by virtue of Section 5.1(b) shall relieve the Parties against whom the particular Contractual Claim is or may be made of any liability with respect to such Contractual Claim.

(d) The Parties will cooperate with each other in providing access to their respective records in connection with Contractual Claims. The Purchaser shall preserve such data and other information as may reasonably be required in connection with a Contractual Claim until the end of the limitation period applicable by virtue of Section 5.1(b). The Notifying Party will use reasonable efforts to make available to the Receiving Party:

      (i) those Persons who are then employees of the Notifying Party or the Vendors whose assistance, testimony or presence is necessary or advisable to assist the Receiving Party to evaluate and defend the subject matter of a Contractual Claim; and

      (ii) all documents, records and other materials in the possession or control of the Notifying Party and reasonably required by the Receiving Party to evaluate and defend the subject matter of a Contractual Claim, and, subject to the other provisions of this Agreement, shall otherwise cooperate in all reasonable respects with the Receiving Party in evaluating and defending the subject matter of Contractual Claims. The Purchaser shall preserve all documents, records and other material as may reasonably be required in connection with the subject matter of a Contractual Claim, for so long as the obligation to indemnify continues in effect.

(e) Notwithstanding any other provision of this Agreement to the contrary, the representation and warranty set forth in Section 3.9(i) shall be breached, untrue or incorrect only if and to the extent that the aggregate of the tax pool amounts referred to by category in Section 3.9(i)(i) to (vi) inclusive as finally determined is less than $31 million, and the Damages incurred or suffered by the Purchaser shall be deemed to be equal to $0.30 for each $1.00 by which the aggregate of the said tax pool amounts is less than $31 million.

9.2   Escrow Account

(a) Subject to Article 5, the Purchaser shall be entitled to recover from the Escrow Account the Damages to which it establishes itself entitled pursuant to the terms of the Escrow Agreement, in respect of a Contractual Claim for the incorrectness or breach of a representation or warranty set forth in Article 3 (whether as of the date hereof or as of the Closing Date), or the certificates of the Company delivered pursuant to Sections 6.1 and 6.2 hereof or any other covenant or agreement set forth herein or any amount of Taxes or Alberta Crown Royalties finally established by a Court of competent jurisdiction, or agreed by the Representative to be payable by the Company as the result of an Assessment as contemplated in Section 9.6, or any such amount paid in good faith by the Company or the Purchaser (without the consent of the Representative) with respect to an Assessment as contemplated in Sections 9.6(b) and (d), or any claim by Jefferies for indemnification pursuant to the Jefferies Indemnification Letter, the fraud of the Company or any of the Vendors, or any other amount to which it, Abraxas or the Company establishes itself to be entitled pursuant to the Escrow Agreement (herein an "Established Contractual Claim") as if all such representations, warranties, covenants and agreements were made jointly and severally by the Vendors. If the Closing occurs, the Vendors shall have no claims or rights of indemnification or contribution against the Company with respect to any Established Contractual Claim whatsoever hereunder including amounts recovered by the Purchaser from the Escrow Account.

(b) Subject to the last sentence of this Section 9.2(b), the Purchaser shall be limited to recovery from the Escrow Account for recovery in respect of any and all Established Contractual Claims whatsoever hereunder, other than pursuant to
Section 2.3(d) or Article 10. Subject to the last sentence of this Section 9.2(b), in no event will the Purchaser have any claim whatsoever under this Agreement against the Representative, the Vendors or the current or former employees, officers or directors of the Company or any of them personally, nor will the Purchaser be entitled to recover separately or in the aggregate, in respect of all Established Contractual Claims and each of them, an amount in excess of the Escrow Amount. In no event will the limitations in this Section 9.2(b) apply to:

      (i)    any Established Contractual Claim based upon:

                  (A)   the fraud of the Company or any of the
Vendors; or

                  (B) the incorrectness or breach of any of the representations and warranties set forth in Sections 3.42 to 3.46 inclusive or the breach of any covenants or agreements set forth in Section 2.3(d), 8.1(f), 8.5 or Article 10; or

      (ii) any claim, right, demand or cause of action relating to or arising out of the incorrectness or breach of any covenant, representation or warranty in any agreement or document entered into or executed by any of the Parties pursuant to the terms hereof or as contemplated hereby;

            with respect to which the Purchaser or the Vendors, as the case may be, shall be entitled to indemnification as provided herein directly from the other and to such other remedies as may be available at law or in equity.

9.3   Joint Venture Audits

(a) Each notice or enquiry received or sent by the Company, or hereafter received or sent by the Company as a result of any joint venture or similar audit (herein a "Joint Venture Audit") conducted before or after August 1, 1996 as to expenses incurred or revenues received in respect of any of the Assets prior to August 1, 1996 pursuant to an operating agreement is referred to herein as an "Audit Notice". If an Audit Notice is received or given after Closing, the Purchaser shall within 30 days of the receipt or giving of the Audit Notice forward a copy of the Audit Notice to the Representative.

(b) If any Audit Notice is to the effect that a payment in excess of $100,000 should be made by or to the Company to or by another Person, the Vendors shall be entitled to have reasonable access during normal business hours to review the records of the Company pertaining to the matter, in order to evaluate the matters disclosed in the Audit Notice. Neither the Purchaser nor the Company shall make a payment by way of an adjustment resulting from any such Joint Venture Audit, of expenses or revenues pertaining to any period ending on or prior to August 1, 1996, without the consent of the Representative acting reasonably, except pursuant to the award of a Court or arbitrator. Subject to Sections 5.1, 9.1 and 9.2, if the amount of the payment to be made or received by the Company, as the case may be, exceeds $100,000, the Vendors shall forthwith reimburse the Company for, or the Purchaser shall cause the Company to pay to the Representative (for immediate disbursement to the Vendors as their interests appear), as the case may be, the amount by which the said payment exceeds $100,000.

(c) The Vendors shall have the right at their own expense (not to be paid out of the Escrow Account) and employing counsel of their own choice to contest any Audit Notice to the effect that a payment in excess of $100,000 should be made by the Company to another Person. In that event, the Purchaser shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Purchaser.

9.4   Stub Period Returns

(a) The Company shall cause to be prepared and filed on a timely basis all Tax Returns for the Company for the fiscal period which ends immediately prior to Closing. The Representative will have a reasonable opportunity to review such

Tax Return prior to the filing thereof.

(b) The Parties shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of the Tax Return referred to in Section 9.4(a) and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.

9.5   Change of Name

The Purchaser will not use, in the name of the Company or its successors, the term "CGGS" or "CGGS Canadian Gas Gathering Systems Inc." or any other term which is confusingly similar to such term.

9.6   Tax and Royalty Mattersa

(a) Notwithstanding any other provision set forth in this Agreement to the contrary, if, at any time, the Purchaser or the Company receives an assessment, a reassessment, an indication in writing that an assessment is being considered or proposed, or any other notice in writing relating to an amount (the "Assessment") of Taxes or Alberta Crown Royalties paid or payable in respect of any period ending on or prior to July 31, 1996, the Purchaser or the Company shall deliver to the Representative within 30 days of receiving the Assessment, a copy of the Assessment, together with a statement setting out the obligations of the Vendors pursuant to this Section 9.6 and the Escrow Agreement, on the assumption that the Assessment is valid and binding.

(b) Upon notice given by the Representative to the Purchaser within 15 Business Days after receipt by the Representative from the Purchaser or the Company of a notice of an Assessment, the Representative on behalf of the Vendors shall have the right at its own expense (not to be paid out of the Escrow Account) and employing counsel of its own choice to contest, in good faith, any Assessment. In such event, the Purchaser shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Purchaser. The failure to give such notice of intent to contest an Assessment shall constitute a waiver of the Vendors' right to contest such Assessment under this
Section 9.6(b) and shall preclude the Vendors from disputing the manner in which the Purchaser or the Company may in good faith contest such Assessment or the reasonableness of any amount paid in good faith by the Company in satisfaction of such Assessment. The Representative shall not compromise or settle any Assessment without the consent of the Purchaser, which shall not be unreasonably withheld.

(c) The Purchaser will cooperate with the Representative, including providing access to its employees and to financial and other records of the Company and the Purchaser, in order to facilitate the filing of Tax Returns or returns relating to Alberta Crown Royalties, as the case may be, in respect of periods of time prior to the Closing and the conduct of any disputes relating thereto. The Purchaser shall cause the Company to preserve such data and other information as may reasonably be required in connection with a Tax Return or returns relating to Alberta Crown Royalties, as the case may be, of the Company for any taxation year or fiscal period ending on or prior to Closing, until the end of any applicable limitation period under any applicable law with respect to Taxes or Alberta Crown Royalties, as the case may be.

(d) Except with the consent of the Representative, which consent shall not be unreasonably withheld, the Purchaser shall not, and shall not permit the Company, to agree to any compromise or settlement with respect to any Assessment; provided, however, that notwithstanding the foregoing, if the Purchaser or the Company determines in good faith that the failure to pay, compromise or settle an Assessment could adversely affect the Company or its business, the Purchaser or Company may pay, compromise or settle such Assessment and such action shall not impair or adversely affect the Purchaser's or Company's right to make such payment the subject of a claim in accordance with Sections 9.1, 9.2 and 9.6 hereof.

(e) If a refund of Taxes or Alberta Crown Royalties, as the case may be (to the extent not reflected in the July 31 Balance Sheet) (the "Refund") is received by, or credited to, the account of the Company, in respect of any fiscal period ending on or prior to July 31, 1996, such recipient shall pay the amount of the Refund to the Representative, after deduction of an amount equal to the amount of Taxes, if any, to which the recipient would be subject as a result of the receipt or crediting of such Refund. The Representative shall forthwith upon receipt of any such Refund distribute same to the Vendors as their respective interests appear.

(f) The Purchaser undertakes to inform and to cause the Company to inform the Representative of all written audit inquiries received with respect to the representations and warranties in Section 3.9 within 30 days of receipt thereof and to provide the Representative with the right to make any representations prior to an Assessment.

(g) References to the "Company" in this Section 9.6 shall include and be deemed to include successors to such corporations by way of amalgamation, winding-up or other reorganization of any nature whatsoever.

(h) The failure by the Purchaser to give to the Representative the notice required by Section 9.6(a) with, respect to any Claim relating to Tax or Alberta Crown Royalty matters shall relieve the Vendors of their obligations with respect to such Claim only in the event the Vendors are prejudiced by such failure.

(i) Notwithstanding any of the provisions of this Agreement, the Purchaser shall not be entitled to recover twice for the same Damages or Claim under Section 9.2 in respect of the breach or incorrectness of any of the representations and warranties set forth in Article 3 or in respect of any amount of Taxes or Alberta Crown Royalties.

9.7   Repayment of Debentures

On the same Business Day as the Representative makes written demand of the Company, which shall not be made earlier than the Business Day immediately after Closing, the Purchaser shall cause the Company to repay in full the principal amount of the Debentures, plus the interest accrued but unpaid thereon, to the Vendors, as their respective interests appear. The principal amount of Debentures to be held by each of the Vendors shall be the Canadian dollar equivalent of the U.S. dollar amounts set forth in the column "Old Debenture Principal (US$)" in Schedule 1.1(c), plus certain accrued but unpaid interest thereon, all as contemplated in Section 2.1 of the Debenture Prepayment Agreement. At the time of such repayment, the Representative shall deliver all of the Debentures to the Company, free and clear of all Encumbrances, for cancellation. The repayment required under this Section 9.7 shall be made to the Representative for immediate disbursement to the Vendors in the proportions appearing in column "Percentage of Old Debenture Principal" in Schedule 1.1(c).


ARTICLE 10
CONFIDENTIALITY

10.1  Confidential Information

As used herein, "Confidential Material" means, with respect to the Company, all information, whether oral, written or otherwise, and all reports or analyses, compilations, studies and other materials prepared, either prior to the Closing Date or after the Closing Date in respect of any matter arising hereunder, by the Company or any officer, director, employee, agent or representative of the Company, (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any information of the Company. The term "Confidential Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by any of the Vendors or any officers, directors, employees, agents or representatives of the Vendors (collectively, in this
Article 10, "Representatives") or anyone to whom the Vendors or any of their Representatives transmit any Confidential Material in violation of this
Agreement,  (ii) is or  becomes  known  or  available  to the  Vendors  or their

Representatives on a non-confidential basis from a source (other than the Company) who is not, to the knowledge of the Vendors or their Representatives after reasonable inquiry, prohibited from transmitting the information to the Vendors or their Representatives by a contractual, legal, fiduciary or other obligation or (iii) is contained in the Offering Memorandum.


10.2  Obligation

Subject to Section 10.3 or except as required by law, the Confidential Material will be kept confidential by the Vendors and the Representatives and will not, without the prior written consent of the Company, the Purchaser and Abraxas, be disclosed by the Vendors or their Representatives, in whole or in part, and will not be used by the Vendors or their Representatives, directly or indirectly, for any purpose other than in connection with this Agreement.

10.3  Disclosure

In the event that any of the Vendors or their Representatives or anyone to whom any of the Vendors or their Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Vendor agrees (i) to immediately notify the Company, the Purchaser and Abraxas of the existence, terms and circumstances surrounding such a request (ii) to consult with the Company, the Purchaser and Abraxas on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Vendor's counsel, such Vendor is legally compelled to disclose and to cooperate with any action by the Company, the Purchaser and Abraxas to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Company, the Purchaser and Abraxas shall reimburse the Vendor for all reasonable out-of-pocket expenses incurred by the Vendor in connection with such cooperation).

10.4  Remedies

The Vendors  acknowledge and agree that any breach or threatened  breach of this
Article 10 may cause irreparable injury to the Company, the Purchaser and Abraxas and that money damages would in that event not provide an adequate remedy to the Company, Purchaser and Abraxas and that the Company, the Purchaser and Abraxas shall have the right, without limiting any other remedies available to them hereunder, to have the provisions of this Section 10 specifically enforced by any court having equity jurisdiction.

ARTICLE 11
GENERAL

11.1  Covenant of the Vendors

The Vendors hereby engage Feshbach & Sons (the "Adviser") to act as adviser to the Vendors with respect to the transactions contemplated by the Nevis Agreement and this Agreement. As payment for such advisory services, the Vendors shall pay pro rata to the Adviser a success fee (the "Success Fee") equal to 1.75% of the aggregate amount of consideration received by the Vendors from the proceeds of sale in respect of the Nevis Agreement and this Agreement, including any escrowed or contingent amounts of such consideration, and any additional consideration payable pursuant to any post-closing adjustment under the Nevis Agreement and this Agreement. The Adviser will reallow 3/7ths of the Success Fee to certain officers or directors of the Company or Morrison. The foregoing arrangement has been approved by representatives of the largest shareholder, Gas Systems I Corporation (on behalf of the trustees of General Electric Pension Trust).

11.2  Public Notices

Each of the Parties shall be entitled to communicate the details of the within transaction to its shareholders and employees and to investment analysts and to issue press releases, notwithstanding the Confidentiality Agreement. A Party making any such communication shall advise the other Party of the occurrence and nature of each such disclosure and shall deliver a copy of each press release to the other Party so that the other Party will have the opportunity to review the press release in advance of its dissemination. All other public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except:

(a) in the case of the Vendors for communications made in confidence to the Company's employees affected by such transactions; or

(b) where required to do so by law or by the applicable regulations or policies of any provincial or Canadian or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

11.3  Expenses

All costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, the Company shall not bear any of the costs and expenses incurred in whole or in part by the Vendors in connection with this Agreement and the Nevis Agreement and the transactions contemplated hereby and thereby.

11.4  Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Section as a "Notice") shall be sufficiently given if delivered or if transmitted by facsimile or other form of recorded communication to such Party:

(a) to the Representative, for and on behalf of all of the Vendors in the case of a Notice to the Vendors at:

Bernard Feshbach
            #404, 1510 Oak Creek Drive
            Palo Alto, California
            94304-2032

            Fax:        (415) 321-5627

            with a copy to:

            Bennett Jones Verchere
            4500 Bankers Hall East
            855 - 2nd Street S.W.
            Calgary, AB  T2P 4K7

            Attention:        Donald E. Greenfield
            Fax:        (403) 265-7219

            and to:

            Curtis, Mallet-Provost, Colt & Mosle
            101 Park Avenue
            New York, New York
            10178-0061

            Attention:        Albert Francke
                        Carl Ruggiero
            Fax:        (212) 697-1559

(b) prior to the Closing, in the case of a Notice to the Company at:

CGGS CANADIAN GAS GATHERING SYSTEMS INC.
            #3000, 400 - 3rd Avenue S.W.
            Calgary, Alberta
            T2P 4H2

            Attention:        Ken Woolner
            Fax:        (415) 750-3186

            with a copy to:

            Bennett Jones Verchere
            4500 Bankers Hall East
            855 - 2nd Street S.W.
            Calgary, AB  T2P 4K7

            Attention:        Donald E. Greenfield
            Fax:        (403) 265-7219

            and to:

            Curtis, Mallet-Provost, Colt & Mosle
            101 Park Avenue
            New York, New York
            10178-0061

            Attention:        Albert Francke
                        Carl Ruggiero
            Fax:        (212) 697-1559

(c) in the case of a notice to the Purchaser or to the Company subsequent to Closing:

Abraxas Petroleum Corporation
            500 North Loop 1604 East, Suite 100
            San Antonio, Texas
            U.S.A.   78232

            Attention:        Robert L. G. Watson
            Fax:        (210) 490-8816

with a copy to:

Cox & Smith Incorporated
            112 E. Pecan Street, Suite 1800
            San Antonio, Texas
            U.S.A.   78205

            Attention:        Steven R. Jacobs
            Fax:        (210) 226-8395

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same, in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the Business Day next following such day. Any Notice sent by prepaid registered mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

11.5  Parties in Interest

This Agreement is binding upon and is for the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person not a party to this Agreement, and no Person other than the Parties or their respective successors and permitted assigns shall acquire or have any right, remedy or claim under or by virtue of this Agreement.

11.6  Time

Time shall be of the essence of this Agreement.

11.7  Assignment, Successors and Assigns

Neither any Vendor nor the Purchaser shall assign all or any part of this Agreement nor any of its rights or obligations under this Agreement to any Person, without the prior written consent of the other. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

11.8  Further Assurances

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

11.9  Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.



ARTICLE 12
TERMINATION

12.1  Termination

In addition to termination as provided elsewhere herein, this

Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)   automatically if:

      (i) Closing has not occurred on or before December 31, 1996;

      (ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable;

(b)   by mutual written agreement of the Parties;

(c) by the Vendors with notice to the Purchaser if one or more of the conditions set forth in Article 7 are not satisfied as of the Closing Date;

(d) by the Purchaser with notice to the Vendors if one or more of the conditions set forth in Article 6 are not satisfied as of the Closing Date;

(e)   by the Vendors pursuant to Section 2.6.


12.2  Effect of Termination

In the event of the termination of this Agreement by a Party pursuant to Section
12.1 or otherwise, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any of the Parties (or any of their respective directors, officers, employees, shareholders, or representatives), except such liabilities or damages as are provided for in Section 2.7(c) in respect of the Purchaser and in Section 2.8 in respect of the Vendors. The provisions contained in this Section and in Section 3.41, 3.46, 4.6, 11.1, 11.2 and 11.3 and Article 13 shall survive the termination hereof.

ARTICLE 13
ARBITRATION

13.1  Arbitration

(a) Any dispute arising in connection with the Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce:

      (i)   by one arbitrator nominated by the Parties;

      (ii)  in Calgary, Alberta;

      (iii)       in the English language; and

      (iv)  the laws of Alberta shall govern.

(b) Subject to Section 2.9, a Party wishing to have recourse to arbitration by the International Chamber of Commerce shall, in addition to the requirements of the Rules of Conciliation and Arbitration of the International Chamber of Commerce, advise the other Party of its intention to do so by giving at least 10 days notice as herein provided specifying the subject of dispute, the contract number and date and that Party's choice of arbitrator.

(c) For purposes of this Agreement, a dispute shall include a difference between the Parties as to the interpretation, application or administration of this Agreement, any failure to agree where agreement between the Parties is called for and any dispute which this Agreement specifically provides shall be arbitrated where the Parties are unable to resolve a dispute.

      IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement.

CANADIAN ABRAXAS PETROLEUM LIMITED


By:
      Name:
      Title:

By:
      Name:
      Title:


CGGS CANADIAN GAS GATHERING SYSTEMS INC.

By:
      Name:
      Title:

By:
      Name:
      Title:


GAS SYSTEMS I CORPORATION

By:
      Name:
      Title:

By:
      Name:
      Title:



WITNESS



WITNESS






FLEET NATIONAL BANK, as Trustee of Echlin Pension Master Trust

By:
      Name:
      Title:

By:
      Name:

      Title:


MELLON BANK, N.A., as Trustee for the Alcoa Master Trust

By:
      Name:
      Title:

By:
      Name:
      Title:


STATE STREET BANK AND TRUST COMPANY, as Trustee of the GMI/DRI
Investment Trust

By:
      Name:
      Title:

By:
      Name:
      Title:


ROYAL TRUST CORPORATION OF CANADA, in trust for the Kodak Canada
Inc. Retirement Income Plan

By:
      Name:
      Title:

By:
      Name:
      Title:


GENERAL REINSURANCE CORPORATION


By:
      Name:
      Title:

By:
      Name:
      Title:

ABRAXAS PETROLEUM CORPORATION


By:
      Name:

      Title:

By:
      Name:
      Title:


MORRISON PETROLEUMS LTD.


By:
      Name:
      Title:

By:
      Name:
      Title:


GAS SYSTEMS II CORPORATION

By:
      Name:
      Title

By:
      Name:
      Title:



BERNARD FESHBACH



DENNIS P. LYNCH






MARCUS SCHLOSS & CO., INC.


By:
      Name:
      Title:

By:
      Name:
      Title:

MORGAN GUARANTY TRUST CO. OF N.Y. as Trustee

By:
      Name:
      Title:

By:
      Name:
      Title:


BOSTON SAFE DEPOSIT AND TRUST COMPANY, as Trustee of Kodak
Retirement Income Plan

By:
      Name:
      Title:

By:
      Name:
      Title:


HOWARD HUGHES MEDICAL INSTITUTE


By:
      Name:
      Title:

By:
      Name:
      Title:


BEINECKE INVESTMENT FUND, L.P., by Ashford Capital Management,
Inc. as general partner

By:
      Name:
      Title:

By:
      Name:
      Title: